                                                                     EXHIBIT 2.1

                          CONTRIBUTION AGREEMENT

                                  among

                         TENNECO PACKAGING INC.,

                             PCA HOLDINGS LLC

                                   and

                     PACKAGING CORPORATION OF AMERICA
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                            TABLE OF CONTENTS

                                                                      Page
                                                                      ----

ARTICLE I

DEFINITIONS AND TERMS....................................................3
      1.1   Specific Definitions.........................................3
      1.2   Other Terms.................................................16
      1.3   Other Definitional Provisions...............................16

ARTICLE II

ORGANIZATION OF NEWCO;
CONTRIBUTION OF THE CONTAINERBOARD BUSINESS.............................17
      2.1   Organization of Newco.......................................17
      2.2   Contribution and Purchase of Assets; Assumption of
            Liabilities.................................................17
      2.3   Retained Assets and Retained Liabilities....................18
      2.4   Closing Mechanics...........................................18
      2.5   Post-Closing Adjustment.....................................20
      2.6   Purchase Price Adjustment Following Public Sale By TPI......22
      2.7   Transfer Taxes and Recording Fees...........................22
      2.8   Certain Transfers...........................................22
      2.9   Appraisal...................................................23

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TPI...................................23
      3.1   Organization and Qualification..............................23
      3.2   Corporate Authorization.....................................23
      3.3   Consents and Approvals......................................24
      3.4   Non-Contravention...........................................24
      3.5   Binding Effect..............................................24
      3.6   Financial Statements: Absence of Certain Changes............24
      3.7   Litigation and Claims.......................................26
      3.8   Taxes.......................................................26
      3.9   Employee Benefits...........................................27
      3.10  Compliance with Laws........................................27
      3.11  Environmental Matters.......................................27
      3.12  Intellectual Property.......................................28
      3.13  Labor Matters...............................................29
      3.14  Contracts...................................................29
      3.15  Real Estate Leases..........................................30
      3.16  Entire Business; Title to Property..........................30


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      3.17  Finders' Fees...............................................31
      3.18  Insurance...................................................31
      3.19  No Undisclosed Liabilities..................................32
      3.20  No Other Representations or Warranties......................32
      3.21  Closing Date................................................32

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PCA...................................32
      4.1   Organization and Qualification..............................32
      4.2   Authorization...............................................32
      4.3   Consents and Approvals......................................33
      4.4   Non-Contravention...........................................33
      4.5   Binding Effect..............................................33
      4.6   Finders' Fees...............................................33
      4.7   Financial Capability........................................33
      4.8   Newco Liabilities...........................................34
      4.9   No Other Representations or Warranties......................34
      4.10  Closing Date................................................34

ARTICLE V

COVENANTS...............................................................34
      5.1   Access......................................................34
      5.2   Conduct of Business.........................................34
      5.3   Reasonable Efforts..........................................36
      5.4   Covenants Regarding Employees...............................37
      5.5   Compliance with WARN and Similar Laws.......................38
      5.6   Further Assurances..........................................38
      5.7   Use of Tenneco Marks........................................39
      5.8   Certain Matters Related to Retained and Assumed Liabilities.39
      5.9   Intercompany Agreements.....................................39
      5.10  Records and Retention and Access............................40
      5.11  Insurance...................................................40
      5.12  Noncompetition..............................................40
      5.13  ............................................................41
      5.14  Delivery of Most Recent Year End Statement and the Stub
            Period Statements and Regulation S-X Financial Statements...41
      5.15  Consent of TPI Auditors. ...................................42
      5.16  Covenant Regarding Campbell Road Property...................42
      5.17  ............................................................42


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ARTICLE VI

CONDITIONS TO CLOSING...................................................42
      6.1   Conditions to the Obligations of PCA and TPI................42
      6.2   Conditions to the Obligations of PCA........................43
      6.3   Conditions to the Obligations of TPI........................45

ARTICLE VII

SURVIVAL; INDEMNIFICATION...............................................46
      7.1   Survival....................................................46
      7.2   Indemnification by PCA and Newco............................46
      7.3   Indemnification by TPI......................................47
      7.4   Indemnification Procedures..................................48
      7.5   Acknowledgment Regarding Environmental Liabilities..........50
      7.6   Computation of Losses Subject to Indemnification............50
      7.7   Characterization of Indemnification Payments................51

ARTICLE VIII

TAX COVENANTS...........................................................51
      8.1   Liability for Taxes.........................................51
      8.2   Preparation of Tax Returns..................................52
      8.3   Amended Tax Returns.........................................53
      8.4   Carrybacks and Carryforwards................................54
      8.5   Additional Tax Matters......................................54
      8.6   Tax Controversies; Cooperation..............................55

ARTICLE IX

TERMINATION.............................................................56
      9.1   Termination.................................................56
      9.2   Effect of Termination.......................................57

ARTICLE X

MISCELLANEOUS...........................................................57
      10.1  Notices.....................................................57
      10.2  Amendment; Waiver...........................................58
      10.3  Assignment..................................................59
      10.4  Entire Agreement............................................59
      10.5  Fulfillment of Obligations..................................59
      10.6  Parties in Interest.........................................59
      10.7  Public Disclosure...........................................59


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      10.8  Expenses....................................................59
      10.9  Schedules...................................................59
      10.10 Bulk Transfer Laws..........................................60
      10.11 Governing Law; Submission to Jurisdiction; Selection
            of Forum....................................................60
      10.12 Counterparts................................................60
      10.13 Headings....................................................60
      10.14 Severability................................................60


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                             CONTRIBUTION AGREEMENT

            CONTRIBUTION AGREEMENT dated as of January 25, 1999, among TENNECO PACKAGING INC., a Delaware corporation ("TPI"), PCA Holdings LLC, a Delaware limited liability company ("PCA"), and Packaging Corporation of America, a Delaware corporation ("Newco").

                             PRELIMINARY STATEMENTS

            A. TPI is engaged, in part, in the business of producing containerboard and corrugated packaging products (excluding folding carton and honeycomb paperboard - type products), (as currently conducted at four paper mills located at Counce, Tennessee, Valdosta, Georgia, Tomahawk, Wisconsin and Filer City, Michigan (the "Mills"), 70 box plants, two recycling facilities, four wood products facilities and certain timberlands and related facilities, the "Containerboard Business").

            B. PCA recognizes that TPI has substantial experience and expertise in the ownership, management and operation of the Containerboard Business and desires to invest in the operation of the Containerboard Business. PCA and TPI have determined that it is advisable to form a joint venture corporation to facilitate PCA's investment in the operation of the Containerboard Business and have caused Newco to be incorporated under the laws of the State of Delaware as such joint venture corporation.

            C. As of the date hereof, the Purchased Property (as defined below) is subject to various lease and financing arrangements, all of which lease and financing arrangements are described on Schedule PS-1 (the "Existing Financing Arrangements").

            D. Upon the terms and subject to the conditions set forth more fully herein, each of TPI, PCA and Newco desires to cause PCA's investment in the Containerboard Business and the initial capitalization of Newco to be consummated as described below, which will occur in the following order but, except as otherwise specifically provided herein, will be consummated contemporaneously as part of the Closing:

      First PCA will arrange, negotiate and obtain on behalf of TPI and/or Newco, subject to Section 5.3(b) hereof, credit facilities and other financings as set forth in the Commitment Letters (the "New Financing Arrangements") in an aggregate principal amount sufficient to fund the borrowings by TPI contemplated by paragraph D.2 below, and those New Financing Arrangements under which TPI is the initial borrower will be assigned to, and assumed by, Newco in connection with the transactions contemplated hereby (such that following the assignment to and assumption by Newco, the lenders shall not thereafter have recourse against PCA or TPI in respect thereof, but shall then have a security interest in the assets of Newco, including the Contributed Assets). Capitalized terms used in these
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                  Preliminary Statements and not otherwise defined shall have the meaning ascribed thereto in the Commitment Letters.

      Second: TPI will borrow $1.06 billion under the Term Loan Facilities on an unsecured basis.

      Third: TPI will issue $700 million of Senior Subordinated Notes, or if elected by TPI, draw down under the Bridge Loan.

      Fourth: TPI will contribute the Contributed Assets (including the Containerboard Business) to Newco free and clear of (i) all indebtedness for borrowed money or any other obligation that is fixed as to amount or certainty, other than the Assumed Indebtedness and (ii) all Encumbrances (other than Permitted Encumbrances but free and clear of all Encumbrances with respect to the Existing Financing Arrangements).

      Fifth: In consideration of the Contributed Assets, Newco will (i) assume from TPI $1.06 billion under the Term Loan Facilities,
                  (ii) enter into the Credit Facilities and become the Borrower under the Senior Secured Financing, (iii) grant the lenders under the Senior Secured Financing a security interest in the assets of Newco, including the Contributed Assets, and (iv) pay the required fees and expenses with respect thereto.

      Sixth: In consideration of the Contributed Assets, Newco will assume TPI's obligations under the $700 million Senior Subordinated Notes (or the Bridge Loan if applicable) and issue replacement Senior Subordinated Notes (or notes evidencing the Bridge Loan if applicable). Newco will pay the required fees and expenses with respect to the Senior Subordinated Notes (or the Bridge Loan if applicable, provided that in such case TPI will pay the 1.5% Commitment Fee on behalf of Newco and PCA).

      Seventh: Subject to adjustment pursuant to paragraph F below, Newco (or if requested by the underwriters, a holding company) will issue $100 million of Deferred-Pay Financing and will pay the required fees and expenses with respect thereto.

      Eighth: Subject to adjustment pursuant to paragraph E below, PCA will contribute $236.5 million in cash (the "Cash Contribution") to Newco, and Newco will issue to PCA in respect thereof 55% of Newco's outstanding common stock, $.01 par value (the "Common Stock").

      Ninth: In consideration of the Contributed Assets, Newco will assume the Assumed Liabilities, and subject to paragraph E below, Newco will issue to TPI 45% of Newco's outstanding Common Stock and distribute to TPI


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                  cash in an amount equal to $246.5 million less the dollar
                  amount of the PIK Preferred, if any, issued to TPI and/or its designees, as contemplated by paragraph F below (the "Cash Distribution"). Subject to paragraph E below, immediately following such actions PCA and TPI will own Newco Common Stock representing 55% and 45%, respectively, of the issued and outstanding common equity of Newco.

For purposes of the Closing hereunder, each of the above actions will be deemed to occur as part of an integrated Closing and the Closing will not be deemed to have occurred and no such action shall be effective unless and until all such actions have been completed, at which time the Closing will be deemed effective.

            E. In addition to the issuance of Common Stock to TPI and PCA, at the Closing and during the 120-day period following the Closing, Newco may, at PCA's direction, sell shares of the Common Stock, at the same price per share as such stock is being purchased by PCA, representing up to 5% of the outstanding Common Stock of Newco (on a fully diluted basis) to certain members of Newco's management (the "Management Stock"), on the terms set forth on Schedule PS-2. TPI shall have the option to be exclusively diluted with respect to such purchases of Management Stock by delivering notice of its election to be exclusively diluted to PCA on or before the date on which TPI delivers to PCA the Most Recent Year End Statement in accordance with Section 5.14 hereof (a "Dilution Notice"). If TPI delivers PCA a Dilution Notice by such date, then to the extent such members of management purchase Management Stock at Closing, Newco shall issue fewer shares to TPI (equal to the number of shares of Management Stock purchased by management at Closing), in which event the Cash Distribution will be increased by an amount equal to the aggregate purchase price of the Management Stock purchased at Closing (provided the per share purchase price for the Management Stock is equal to the price per share paid for Common Stock purchased by PCA hereunder). If TPI does not deliver a Dilution Notice in accordance with the terms hereof, TPI and PCA shall be diluted pro rata with respect to issuances of Management Stock, so that the number of shares of Common Stock purchased or received by PCA or TPI shall be reduced by an aggregate number of shares of Management Stock purchased by management at Closing in a ratio of 55 to 45, the Cash Contribution shall be reduced by an amount equal to 55% of the aggregate purchase price of the Management Stock purchased at Closing, and the Cash Distribution shall be increased by an amount equal to 45% of the aggregate purchase price of the Management Stock purchased at Closing. To the extent members of management purchase Management Stock after the Closing, the provisions of Section 5.17 shall apply.

            F. In the event the Deferred-Pay Financing is not sold as part of the New Financing Arrangements, (i) PCA and/or its designees shall purchase $55 million of PIK Preferred for $55 million, and (ii) Newco shall issue $45 million of PIK Preferred to TPI and/or its designees.


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            NOW, THEREFORE, TPI, PCA, and Newco agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

            1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

            (a) "ACC" shall have the meaning set forth in Section 3.16(c).

            (b) "Acquisition Proposal" shall have the meaning set forth in
Section 5.13.

            (c) "Adjusted Cash Contribution" means, as of any date, the Cash Contribution, minus (i) the product determined by multiplying (A) the purchase price paid per share of Common Stock purchased by PCA hereunder at Closing times
(B)the number of shares of Common Stock transferred by PCA to any Person other than a PCA Affiliate, minus (ii) the aggregate amount of any cash payments previously paid to PCA in satisfaction of indemnity obligations to PCA under
Section 7.3 hereof, and minus (iii) any distributions (other than pro rata stock dividends, splits or combinations) previously made by Newco to PCA.

            (d) "Affiliates" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

            (e) "Agreement" shall mean this Agreement (including the Preliminary Statements set forth above and all Exhibits), as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            (f) "Ancillary Agreements" shall mean the Facility Use Agreement, the Human Resources Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Supply Agreements, and the Transition Services Agreement.

            (g) "Applicable Tax Law" shall mean any Law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any governmental entity or political subdivision of such jurisdiction charged with interpreting such Laws.


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            (h) "Appraisal" shall have the meaning set forth in Section 2.9.

            (i) "Assumed Indebtedness" shall have the meaning set forth in the Preliminary Statements hereto.

            (j) "Assumed Liabilities" shall mean all debts, liabilities, commitments, or obligations whatsoever, other than Retained Liabilities, Related to the Containerboard Business or Related to the Contributed Assets, whether arising before or after the Closing and whether known or unknown, fixed or contingent, including the following:

                  (i) all debts, liabilities, obligations or commitments related to or arising under the Contracts to the extent such Contracts are assigned to Newco, including the Real Estate Leases provided that, the foregoing notwithstanding the Assumed Liabilities shall not include any liabilities and obligations arising under any Contract which is not identified in the Disclosure Memorandum except as follows: (A) if such Contract is for an amount of $1,000,000 or less and (i) is entered into in the ordinary course of business; (ii) the terms of which are customary and normal for the Containerboard Business specifically and the containerboard industry generally and on market rates at the time entered into, and (iii) all of the fees, expenses, penalties, liabilities and other payment obligations (or commitments therefor) arising thereunder which were incurred during the 12-month period ending December 31, 1998 have been paid and have been (or will be) properly reflected on the Most Recent Year End Statement and, if applicable, Final Working Capital Statement), such Contract shall be an Assumed Liability; and (B) if such Contract is for an amount greater than $1,000,000 or otherwise does not meet the conditions set forth in clause (A), such Contract shall be an Assumed Liability only if and to the extent Newco elects to assume such Contract in accordance with Section 5.21 hereof.

                  (ii) all debts, liabilities, obligations or commitments
            Related to the Real Property;

                  (iii) the Current Liabilities;

                  (iv) the Assumed Indebtedness;

                  (v) except for the Retained Environmental Liabilities, all liabilities under Environmental Laws Related to the ownership, operation or conduct of the Containerboard Business or the Real Property; and

                  (vi) except for the Retained Litigation, all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations Related to the Containerboard Business or that otherwise are Related to the Contributed Assets, at law, in equity or otherwise.


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            (k) "Audited Financial Statements" shall have the meaning set forth in Section 3.6(a).

            (l) "Auditor Consent Letter" shall have the meaning set forth in
Section 5.15.

            (m) "Books and Records" shall mean all lists, files and documents Relating to customers, suppliers and products of the Containerboard Business, the Contributed Assets, or the Assumed Liabilities, and all general ledgers and underlying books of original entry and other financial records of the Containerboard Business, except to the extent included in the Retained Assets and except for employee records and files.

            (n) "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

            (o) "Campbell Road Property" shall mean that Real Property identified as Item 1.I. on Schedule 1.1(vvv).

            (p) "Cap" shall have the meaning set forth in Section 7.2(c).

            (q) "Cash Contribution" shall have the meaning set forth in the Preliminary Statements hereto.

            (r) "Cash Distribution" shall have the meaning set forth in the Preliminary Statements hereto.

            (s) "Chosen Courts" shall have the meaning set forth in Section
10.11.

            (t) "Closing" shall mean the closing of the transactions contemplated by this Agreement.

            (u) "Closing Date" shall have the meaning set forth in Section 2.4.

            (v) "Closing Working Capital" shall have the meaning set forth in
Section 2.5(a).

            (w) "Closing Working Capital Statement" shall have the meaning set forth in Section 2.5(a).

            (x) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (y) "Commitment Letters" shall have the meaning set forth in Section 4.7(b).


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

            (z) "Common Stock" shall have the meaning set forth in the Preliminary Statements hereto.

            (aa) "Confidentiality Agreement" shall mean the Confidentiality Agreement dated November 20, 1998, between Madison Dearborn Partners, Inc. and TPI.

            (bb) "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to any Person, including any Governmental Authority, including those identified on Schedule 3.3.

            (cc) "Containerboard Business" shall have the meaning set forth in the Preliminary Statements hereto.

            (dd) "Contracts" shall mean all agreements, contracts, leases, timber deeds, purchase orders, trade billback, refund and other arrangements, incentive agreements, commitments, collective bargaining agreements, and licenses that are Related to the Containerboard Business or the Contributed Assets or to which the Contributed Assets are subject, except to the extent included in the Retained Assets.

            (ee) "Contributed Assets" shall mean all of the assets of TPI which Relate to the Containerboard Business, whether tangible or intangible, real or personal, as they exist on the date hereof, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing Date in the ordinary course of business (except, in each case, for the Retained Assets), including the following:

                  (i) the Real Property;

                  (ii) the Fixtures and Equipment;

                  (iii) the Current Assets;

                  (iv) the Intellectual Property and the PCA Mark;

                  (v) the Books and Records;

                  (vi) the Contracts other than (A) Existing Financing
            Arrangements, and (B) Contracts not included in the Assumed Liabilities pursuant to the exception set forth in Section 1.1(j)(i) (unless and to the extent assumed by Newco pursuant to Section 5.21 hereof);

                  (vii) the stock or other ownership interests of the
            Contributed Subsidiaries;


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

                  (viii) all prepaid Taxes, to the extent such prepaid Taxes are reflected on the Final Working Capital Statement;

                  (ix) all refunds of Taxes, to the extent such refunds of Taxes are reflected on the Final Working Capital Statement;

                  (x) the Purchased Property; and

                  (xi) all Governmental Authorizations which are transferable without obtaining any Consent.

            (ff) "Contributed Subsidiaries" shall mean those Subsidiaries listed on Schedule 1.1(ff).

            (gg) "CPA Firm" shall have the meaning set forth in Section 2.5(b).

            (hh) "Current Assets" shall mean Inventory, accounts receivables (including the gross amount of any factored accounts receivable), deposits, and all other current assets of the Containerboard Business other than (i) cash, cash accounts, disbursement accounts, outstanding checks and disbursements in transit, investment securities and other short-term and medium-term investments (other than such items, if any, which are securing the performance of any obligations included in the Assumed Liabilities), and (ii) Non-Trade accounts receivable from TPI or its Affiliates. For purposes of this Agreement, an account receivable shall be deemed "Non-Trade" if it (i) is not supported by an issued invoice, (ii) is not of the type reflected on the Most Recent Statement of Assets and Liabilities, and (iii) is not the result of an arms' length sale of goods or services to a third party or a bona fide sale of goods or services to a third party.

            (ii) "Current Liabilities" shall mean all of TPI's current liabilities to the extent Related to the Containerboard Business other than (i) Non-Trade accounts payable to TPI or its Affiliates, (ii) cash accounts, disbursement accounts, outstanding checks and disbursements in transit, and
(iii) federal, state, local and foreign income Taxes with respect to the Tax Periods, or portions thereof, ending on or before the Closing Date. For purposes of this Agreement, an account payable shall be deemed "Non-Trade" if (i) it is not supported by an issued invoice, (ii) is not of the type reflected on the Most Recent Statement of Assets and Liabilities, and (iii) is not the result of a of an arms' length purchase of goods or services from a third party or bona fide purchase of goods or services from a third party. Liabilities for Taxes (other than federal, state, local or foreign income taxes) shall be Current Liabilities only to the extent such Tax is reflected in the Final Working Capital Statement, it being understood that in no event will any Taxes arising with respect to federal, state, local, or foreign income be included as a Current Liability.

            (jj) "Deductible" shall have the meaning set forth in Section
7.2(c).


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

            (kk) "Determination Date" shall mean 7:59 a.m. on the Closing Date.

            (ll) "Disclosure Memorandum" shall mean the Disclosure Memorandum dated the date hereof delivered by TPI to PCA and Newco in connection with this Agreement. References herein to "Schedules" are to the various Schedules of the Disclosure Memorandum.

            (mm) "Dilution Notice" shall have the meaning set forth in the Preliminary Statements.

            (nn) "Encumbrances" shall mean liens, charges, encumbrances, security interests, options or any other restrictions or third-party rights.

            (oo) "Environmental Law" shall mean any applicable federal, state, local, common or foreign law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction relating to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release or disposal of, Hazardous Substances, or workplace safety or health.

            (pp) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            (qq) "Existing Financing Arrangements" shall have the meaning set forth in the Preliminary Statements hereto.

            (rr) "Facility Use Agreement" shall mean an agreement at the price as set forth on Exhibit 1.1(ggggg), and otherwise in form and substance reasonably satisfactory to PCA and TPI, to be entered into by Newco and TPI as of the Closing pursuant to which TPI grants Newco the right to use the first floor and related common areas (including the cafeteria, parking, and other ancillary areas and facilities) of TPI's facility located in Lake Forest, Illinois.

            (ss) "Final Working Capital Statement" shall have the meaning set forth in Section 2.5(b).

            (tt) "Financial Statements" shall have the meaning set forth in
Section 3.6(a).

            (uu) "Fixtures and Equipment" shall mean all furniture, fixtures, furnishings, machinery, vehicles, equipment (including computer hardware, computer terminals, network servers, and research and development equipment) and other tangible personal property Related to the Containerboard Business.


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

            (vv) "Former Facility" shall mean a facility or property previously owned or operated by TPI or its predecessors in the conduct of the Containerboard Business that is not located on the Real Property or the Retained Real Property.

            (ww) "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

            (xx) "Governmental Authority" shall mean any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof.

            (yy) "Governmental Authorizations" shall mean all licenses, permits, franchises, certificates of occupancy, other certificates and other authorizations and approvals required to carry on the Containerboard Business as currently conducted under the applicable laws, ordinances or regulations of any Governmental Authority.

            (zz) "Hazardous Substances" shall mean (i) petroleum, petroleum byproducts and any petroleum fractions; (ii) materials which contain any substance defined as a hazardous or toxic substance or words of similar meaning or effect under the following United States federal statutes and their state counterparts, as well as such statutes' implementing regulations: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; and (iii) any other materials as to which liability or standards of conduct are imposed pursuant to any Environmental Law.

            (aaa) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (bbb) "Human Resources Agreement" shall mean an agreement to be entered into on the Closing Date by and among Tenneco, TPI and Newco in the form of Exhibit 1.1(bbb) attached hereto.

            (ccc) "Indemnification Claim Notice" shall have the meaning set forth in Section 7.4(a).

            (ddd) "Indemnified Parties" shall have the meaning set forth in
Section 7.3(a).

            (eee) "Indemnifying Party" shall have the meaning set forth in
Section 7.4(a).

            (fff) "Initial Price" per share means (i) in the case of an initial Public Offering, the initial offering price per share, and (ii) in the case of a Spin-Off, the average closing price per share on each of the 10 Business Days commencing on the first Business Day which is 30 days after the effective date of the Spin-Off, provided that if TPI or Goldman, Sachs & Co., or their respective Affiliates, shall have purchased any shares of Newco through the public market during such period, then the Initial Price shall be the lower of
(x) the closing price on the effective date of the Spin-Off, and (y) the average closing price per share on each of the 10 Business Days commencing on the first Business Day which is 30 days after the effective date of the Spin-Off.

            (ggg) "Intellectual Property" shall mean (except to the extent included in the Retained Assets) the following intellectual property (and the rights associated therewith) Related to the Containerboard Business or the Contributed Assets: trademarks, service marks, brand names, certification marks, trade dress, assumed names, Internet Domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisionals, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; patent disclosures and innovations (whether or not patentable and whether or not reduced to practice); non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; copyrighted works and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; software; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing occurring before or after the Closing.

            (hhh) "Inventory" shall mean all inventory held for resale in the Containerboard Business, all raw materials, work in process, finished products, office supplies, storeroom inventory, spare parts and equipment, wrapping, supply and packaging items, of the Containerboard Business.

            (iii) "Knowledge" or any similar phrase means the actual knowledge of those management employees of TPI identified on Schedule 1.1(iii), after due inquiry

            (jjj) "Laws" shall mean any federal, state, foreign or local law, statute, ordinance, rule, code, regulation, order, judgment or decree of any Governmental Authority.

            (kkk) "Leased Real Property" shall mean all land (including, to the extent included in any such lease, any timberlands and tree farms associated with the Mills), buildings, fixtures and other real property leased on the date hereof by TPI or one of the Contributed Subsidiaries as lessee pursuant to the Real Estate Leases used by the Containerboard Business, other than the real property identified as "Transition Real Property" on Schedule 1.1(ggggg).

            (lll) "Lemelson Patents" shall have the meaning set forth in Section 6.2(k).

            (mmm) "Losses" shall have the meaning set forth in Section 7.2.

            (nnn) "Material Adverse Change" shall mean a change that is materially adverse to the value of the Contributed Assets or the Containerboard Business taken as a whole or materially adverse to the business, financial condition or results of operations or business prospects of the Containerboard Business taken as a whole; provided that any change identified on Schedule 1.1(nnn) shall not constitute a Material Adverse Change. The scope of this definition of "Material Adverse Change" shall in no way be construed to be applicable to or to limit in any respect the determination of "Material Adverse Effect" or "Material Adverse Change" as used in the Commitment Letters, or the agreements and indentures contemplated thereby, by the lenders thereunder with respect to the conditions precedent to such lenders' obligation to consummate the New Financing Arrangements.

            (ooo) "Material Adverse Effect" shall mean an effect that is materially adverse to the value of the Contributed Assets or the Containerboard Business taken as a whole or materially adverse to the business, financial condition or results of operations or business prospects of the Containerboard Business taken as a whole; provided that any effect arising from or attributable to any condition, event or circumstance identified on Schedule 1.1(nnn) shall not constitute a Material Adverse Effect. The scope of the definition of "Material Adverse Effect"shall in no way be construed to be applicable to or to limit in any respect the determination of "Material Adverse Effect" or "Material Adverse Change" as used in the Commitment Letters, or the agreements and indentures contemplated thereby, by the lenders thereunder with respect to the conditions precedent to such lenders' obligation to consummate the New Financing Arrangements.

            (ppp) "MDP Transaction Fee" has the meaning set forth in Section
4.6.

            (qqq) "Most Recent Statement of Assets and Liabilities" shall have the meaning set forth in Section 3.6(a).

            (rrr) "Most Recent Year End Statement" shall have the meaning set forth in Section 3.6(a).

            (sss) "Net Working Capital" shall mean the excess of Current Assets over Current Liabilities on a consolidated basis determined in accordance with
Section 2.5.

            (ttt) "New Financing Arrangements" shall have the meaning set forth in the Preliminary Statements hereto.

            (uuu) "Noncompete Period" shall have the meaning set forth in
Section 5.12(a).

            (vvv) "Objection" shall have the meaning set forth in Section
2.5(b).

            (www) "Owned Real Property" shall mean all land (including any timberlands and tree farms associated with the Mills) and all buildings, fixtures, and other improvements located thereon, and all easements, rights-of-way and appurtenances thereto, owned by TPI or one of the Contributed Subsidiaries which is identified on Schedule 1.1(vvv).

            (xxx) "PCA Indemnified Parties" shall have the meaning set forth in
Section 7.3(a).

            (yyy) "PCA Marks" shall mean any mark that includes the phrase "Packaging Corporation of America" or the word "PCA" or any variation thereof and any trademark symbol or logo using such phrase or name and any variation thereof.

            (zzz) "Permitted Encumbrances" shall have the meaning set forth in
Section 3.16(b).

            (aaaa) "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

            (bbbb) "PIK Preferred" shall mean the Preferred Stock, as such term is defined in the Commitment Letters.

            (cccc) "Post-Closing Period" shall mean, with respect to any Contributed Subsidiary, any Tax Period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

            (dddd) "Pre-Closing Period" shall mean, with respect to any Contributed Subsidiary, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

            (eeee) "Proceeding" shall have the meaning set forth in Section 7.4(a).

            (ffff) "Public Offering" shall mean a public offering pursuant to an effective registration statement under the Securities Act (or any comparable form under any similar statute then in force), covering the offer and sale of Common Stock for the account of Newco and/or selling stockholders to the public.

            (gggg) "Purchased Property" shall mean all land (including any timberlands and tree farms associated with the Mills) and all buildings, fixtures, other improvements, machinery and equipment located thereon, and all easements, rights-of-way and appurtenances thereto, that are subject to the Existing Financing Arrangements listed on Schedule PS-1.

            (hhhh) "Real Estate Leases" shall mean those agreements pursuant to which TPI or one or more of the Contributed Subsidiaries leases, subleases, licenses, or otherwise uses or licenses, real property, including land (and everything growing upon the land, to the extent included in such Real Estate Lease), buildings, structures and improvements thereon or appurtenances thereto, which are identified on Schedule 1.1(gggg).

            (iiii) "Real Property" shall mean the Owned Real Property (and the applicable Purchased Property) and the Leased Real Property.

            (jjjj) "Registration Rights Agreement" shall have the meaning set forth in Section 2.1(c).

            (kkkk) "Related to" or "Relating to" shall mean primarily related to, or used primarily in connection with.

            (llll) "Required Consent" shall mean any Consents specifically identified on Schedule 3.3 as a "Required Consent" and each other material Consent, which may be a Consent listed on Schedule 3.3.

            (mmmm) "Retained Assets" shall mean

                  (i) the assets (including real property, tangible personal property, accounts receivable, intellectual property and contracts) Related to all businesses conducted by TPI and any of its Affiliates, including but not limited to, their plastics and aluminum packaging, aluminum, plastics, folding carton, molded fiber, cushion protective packaging (including all honeycomb paperboard-type products), flexible packaging, and foam building products businesses, and all tangible assets located at TPI's Lake Forest, Illinois facility, but not including any assets Related to the Containerboard Business;

                  (ii) the stock or other ownership interests of all
            Subsidiaries of TPI other than the Contributed Subsidiaries;

                  (iii) all cash and cash accounts, disbursement accounts,
            outstanding checks and disbursements, investment securities and other short-term and medium-term investments and Non-Trade accounts receivable from TPI and its Affiliates and the notes receivable listed in Schedule 1.1(llll)(iii);

                  (iv) all deferred Tax assets of TPI;

                  (v) all prepaid Taxes to the extent such prepaid Taxes are not reflected on the Final Working Capital Statement;

                  (vi) all refunds of Taxes to the extent such Taxes are not reflected on the Final Working Capital Statement;

                  (vii) all Tax Returns of TPI;

                  (viii) all Books and Records which TPI is required by law to retain, provided that TPI shall provide Newco with complete copies of such Books and Records;

                  (ix) all Tenneco Plans, and all assets of the Tenneco Plans;

                  (x) all Governmental Authorizations to the extent not
            transferable without obtaining a Consent;

                  (xi) the Tenneco Marks;

                  (xii) the Retained Real Property and any financial instruments related to the Retained Real Property;

                  (xiii) all of TPI's or Tenneco's insurance policies Related to the Containerboard Business and, subject to the rights of Newco and obligations of TPI and TPI's Affiliates, respectively, set forth in
            Section 5.11, all rights under such insurance policies; and

                  (xiv) any Contracts not included in the Assumed Liabilities pursuant to the exception set forth in Section 1.1(j)(i) (unless and to the extent assumed by Newco pursuant to Section 5.21 hereof).

            (nnnn)"Retained Environmental Liabilities" has the meaning set forth in the definition of "Retained Liabilities."

            (oooo) "Retained Liabilities" shall mean all of the following debts, liabilities, commitments or obligations, whether arising before or after the Closing and whether known or unknown, fixed or contingent:

                  (i) all liabilities Related to the Retained Assets;

                  (ii) all (A) liabilities under Environmental Laws with respect to any property to which the Containerboard Business disposed or arranged for the disposal of Hazardous Substances prior to Closing, other than (x) at the Real Property, or (y) at locations other than the Retained Real Property where Hazardous Substances may have migrated or are alleged to have migrated from the Real Property, (B) liabilities under Environmental Laws with respect to any Former Facility, and (C) liabilities in connection with the Retained Real Property (collectively, the "Retained Environmental Liabilities");

                  (iii) all liabilities arising out of the actions, suits,
            proceedings, disputes, claims or investigations identified in
            Schedule 1.1(nnnn)(iii) (the "Retained Litigation") and all Losses arising out of the three matters listed in Section 5.18 of this Agreement to the extent Newco's Losses in connection therewith exceed the limitations set forth in such section;

                  (iv) all liabilities which are retained by Tenneco or TPI
            under the Ancillary Agreements;

                  (v) all liabilities under the Tenneco Plans, except to the extent such liabilities are specifically assumed by Newco pursuant to the Human Resources Agreement;

                  (vi) all liabilities for Taxes imposed with respect to the taxable periods, or portions thereof, ending on or before the Closing Date except to the extent that any such Taxes are Current Liabilities and are reflected on the Final Working Capital Statement;

                  (vii) all liabilities for "non-trade" accounts payable to TPI or its Affiliates which arise prior to the Closing Date;

                  (viii) all liabilities for indebtedness for borrowed money and any other obligation which is fixed as to amount and certainty as of the Closing or which is secured by a lien that is not a Permitted Encumbrance on any of the Contributed Assets, including any liabilities under the Existing Financing Arrangements, but not including (A) the Assumed Indebtedness, (B) Assumed Liabilities as shown on the Final Working Capital Statement and (C) liabilities under Contracts included in the Contributed Assets;

                  (ix) all severance, termination, change of control and similar agreements, payments, debts, obligations or liabilities with respect to any director, officer, employee or consultant of TPI or any of its Subsidiaries which exist as of or prior to the Closing (after taking into account the transactions contemplated by this Agreement), other than (i) obligations under any collective bargaining agreement, (ii) obligations of the type described in
            Section 2.3 (v) of the Human Resources Agreement, and (iii) obligations under any employment, consulting, or other agreement entered into by Newco;

                  (x) all liabilities and obligations under any employment,
            consulting, or other agreement or arrangement between TPI or its Affiliates and William Sweeney, including any liabilities or obligations to Mr. Sweeney which exist as of or prior to the

            Closing (including after taking into account the transactions contemplated by this Agreement and including severance and pension benefits, costs, or other expenses), except to the extent assumed by Newco under the Human Resources Agreement;

                  (xi) all other liabilities and obligations for which TPI has expressly assumed responsibility pursuant to this Agreement or the Ancillary Agreements;

                  (xii) all debts, liabilities or obligations whatsoever, that do not Relate to the Containerboard Business or that do not otherwise Relate to the Contributed Assets; and

                  (xiii) all liabilities and obligations arising under any
            Contract which is not identified in the Disclosure Memorandum except as follows: (A) if such Contract is for an amount of $1,000,000 or less and (i) is entered into in the ordinary course of business;
            (ii) the terms of which are customary and normal for the Containerboard Business specifically and the containerboard industry generally and on market rates at the time entered into, and (iii) all of the fees, expenses, penalties, liabilities and other payment obligations (or commitments therefor) arising thereunder which were incurred during the 12-month period ending December 31, 1998 have been paid and have been (or will be) properly reflected on the Most Recent Year End Statement, and, if applicable, Final Working Capital Statement), such Contract shall not be a Retained Liability; and (B) if such Contract is for an amount greater than $1,000,000 or otherwise does not meet the conditions set forth in clause (A), such Contract shall be a Retained Liability only if and to the extent Newco does not elect to assume such Contract in accordance with
            Section 5.21 hereof.

            (pppp) "Retained Litigation" has the meaning set forth in the definition of "Retained Liabilities."

            (qqqq) "Retained Real Property" shall mean the real property identified on Schedule 1.1(pppp).

            (rrrr) "Spin-Off" shall mean any distribution by TPI or its Affiliates of any class or series of Newco Common Stock to TPI's or such Affiliate's public stockholders.

            (ssss) "Straddle Period" shall mean, with respect to any Contributed Subsidiary, any Tax Period that begins before and ends after the Closing Date.

            (tttt) "Stockholders Agreement" shall have the meaning set forth in
Section 2.1(b) hereof.

            (uuuu) "Stub Period Financial Statements" shall have the meaning set forth in Section 3.6(b).

            (vvvv) "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person, either directly or through or together with any other Subsidiary of such Person, owns any equity interests.

            (wwww) "Supply Agreements" shall mean the supply agreements, to be entered into at Closing by and among Newco, TPI and TPI's affiliates in form and substance satisfactory to each of TPI and PCA, setting forth the terms and conditions pursuant to which Newco agrees to supply to TPI and its Affiliates, and TPI and its Affiliates agree to purchase from Newco, certain products, at prices set forth on Schedule 1.1(vvvv), for a period of five years from the Closing Date.

            (xxxx) "Survival Period" shall have the meaning set forth in Section 7.1.

            (yyyy) "Target Working Capital" has the meaning set forth in Section 2.5(e).

            (zzzz) "Tax Authority" shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision.

            (aaaaa) "Tax Benefit" shall mean the amount by which a Person's Tax liability is actually reduced (including any related interest actually received from a Tax Authority in connection therewith).

            (bbbbb) "Tax Period" shall mean, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws.

            (ccccc) "Tax Return" shall mean, with respect to any Tax, any information return with respect to such Tax, any report, statement, declaration or document required to be filed under the Applicable Tax Law in respect of such Tax, any claim for refund of Taxes paid, and any amendment or supplement to any of the foregoing.

            (ddddd) "Taxes" shall mean all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

            (eeeee) "Tenneco" means Tenneco Inc., a Delaware corporation.

            (fffff) "Tenneco Mark" shall mean any mark that includes the word "Tenneco" or "Tenn"or any variation thereof, the Tenneco "horizon" symbol, and any trademark, symbol or logo using the "Tenneco" or "Tenn" name or such symbol or any variation thereof.

            (ggggg) "Tenneco Plans" means all employee benefit plans, and all assets and liabilities related to such employee benefit plans, of TPI, or any Affiliate of TPI, including Tenneco.

            (hhhhh) "Transition Services Agreement" shall mean a mutually satisfactory agreement to be entered into at Closing between Newco and TPI under which TPI and its Affiliates will provide transition services requested by Newco in order to allow it to operate the Containerboard Business after Closing in a manner consistent with past practices. The charge to Newco for such services will be TPI's or such Affiliate's (as the case may be) actual cost on a fully loaded basis without allocation of corporate overhead (the "TPI Cost"). To the extent of any services reflected in any of the eight service categories on
Schedule 1.1 (ggggg) , the charge to Newco for each such service will be the lesser of (I) TPI's Cost for such services, and (ii) 105% of the cost for such service set forth on such Schedule. The Transition Services Agreement shall be for an initial one year term. Newco may extend the term beyond the initial term for up to six months for an upcharge of 15%. Newco may terminate any such services under the Transition Services Agreement on 90 days written notice to TPI. Newco may reduce or phase-down the services to be provided during the initial term or renewal term under the Transition Services Agreement upon reasonable written notice to TPI, in which case the charge to Newco will be reduced to reflect the actual TPI Cost for rendering such reduced service.

            (iiiii) "TPI Indemnified Parties" shall have the meaning set forth in Section 7.2(a).

            (jjjjj) "Transfer Costs" shall have the meaning set forth in Section 2.7.

            (kkkkk) "WARN" shall have the meaning set forth in Section 5.5.

            (lllll) "WARN Obligations" shall have the meaning set forth in
Section 5.5.

            1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement, and unless otherwise indicated shall have such meanings throughout this Agreement.

            1.3 Other Definitional Provisions.

            (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" means "including without limitation."

            (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) The terms "dollars" and "$" shall mean United States dollars.

                                   ARTICLE II

                             ORGANIZATION OF NEWCO;
                   CONTRIBUTION OF THE CONTAINERBOARD BUSINESS

            2.1 Organization of Newco. At or prior to Closing, TPI , Newco and PCA shall cause each of the following to occur:

            (a) Corporate Documents. Newco's certificate of incorporation shall be amended and restated to be as set forth as Exhibit 2.1A hereto (except that such certificate of incorporation shall be amended to create a series of preferred stock entitled "Series A Preferred Stock as contemplated by the Stockholders Agreement) and Newco shall adopt amended and restated by-laws in form and substance satisfactory to PCA and TPI, which by-laws shall include all provisions required by the Stockholders Agreement to be included in Newco's by-laws.

            (b) Stockholders Agreement. TPI, PCA and Newco shall enter into a Stockholders Agreement in the form of Exhibit 2.1B.

            (c) Registration Rights Agreement. TPI, PCA and Newco shall enter into a Registration Rights Agreement in the form of Exhibit 2.1C.

            2.2 Contribution and Purchase of Assets; Assumption of Liabilities.

            (a) Borrowing of Assumed Indebtedness; Repayment of Existing Financing Arrangements. Immediately prior to the Closing, subject to Article VI, TPI will borrow the Assumed Indebtedness under the New Financing Arrangements and will use the proceeds to repay in full the Existing Financing Arrangements such that TPI shall own all of the Purchased Property free and clear of all Encumbrances (other than Permitted Encumbrances, but free and clear of all Encumbrances with respect to Existing Financing Arrangements), and the Purchased Property shall constitute a part of the Contributed Assets. On the terms and subject to the conditions set forth herein and in the Ancillary Agreements, at the Closing the parties shall take the following actions, in the order set forth below, provided that such actions shall take place contemporaneously as part of the Closing.

            (b) PCA Cash Contribution; Issuance of Common Stock. PCA will contribute the Cash Contribution to Newco, and Newco will issue to PCA the number of fully paid, nonassessable shares of Common Stock determined in accordance with the Preliminary Statements.

            (c) Contribution of Contributed Assets; Assumption of Liabilities.
(i) TPI shall contribute, convey, transfer, assign and deliver to Newco, and Newco shall accept and acquire from TPI, all right, title and interest of TPI in and to the Contributed Assets, free and clear of all Encumbrances (other than Permitted Encumbrances but free and clear of all Encumbrances with respect to Existing Financing Arrangements); (ii) Newco shall assume and agree to pay, honor, discharge and perform the Assumed Liabilities only and shall assume no other liabilities and obligations of any kind or nature; and (iii) Newco will issue to TPI the number of fully paid, nonassessable shares of Common Stock determined in accordance with the Preliminary Statements and pay TPI cash in an amount equal to the Cash Distribution.

            (d) Adjustment for Management Purchases. To the extent members of Newco management purchase Management Stock at Closing, the number of shares of Common Stock issued to TPI and PCA, and the amounts of the Cash Distribution and the Cash Contribution, shall be adjusted as set forth in the Preliminary Statements.

            2.3 Retained Assets and Retained Liabilities. Notwithstanding anything herein to the contrary, (i) from and after the Closing each of TPI and its Affiliates shall retain all of its direct or indirect right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Newco hereunder, the Retained Assets and the Retained Liabilities, and (ii) the Retained Liabilities shall not be assumed by Newco hereunder.

            2.4 Closing Mechanics. The Closing shall take place at the offices of PCA's counsel at 8:00 a.m. (Chicago time), on the date which is the later of
(i) the 90th day following the execution of this Agreement, (ii) the second Business Day following the satisfaction or waiver (by the party entitled to waive the condition) of each condition to the Closing set forth in Article VI, and (iii) the 45th day following delivery of the Most Recent Year End Statement and the Regulation S-X Financial Statements pursuant to Section 5.14, provided that on or prior to any such date TPI shall have provided to Newco any quarterly financial statements for any calendar quarter ended more than 30 days prior to such date (unless the foregoing condition is waived by PCA in its sole discretion), or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is called the "Closing Date." The Closing shall be deemed effective at 8:00 a.m. (Chicago time) on the Closing Date. To effect the steps set forth in Section 2.2 hereof, the parties shall execute and deliver to each other and to third parties, as appropriate, all documents reasonably necessary to effect the Closing. Without limiting the generality of the foregoing,

            (a) TPI Deliveries. TPI shall execute and deliver to Newco and PCA:

                  (i) to Newco, deeds, in limited warranty or other similar
            form, in form and substance reasonably acceptable to PCA, transferring all Owned Real Property (and the applicable Purchased Property) to Newco;

                  (ii) to Newco, assignments, or where necessary subleases, in form and substance reasonably acceptable to PCA, assigning or subleasing to Newco all Real Property Leases;

                  (iii) to Newco, assignments, in form and substance reasonably acceptable to PCA, assigning to Newco all Intellectual Property and the PCA Marks;

                  (iv) to Newco, bills of sale, certificates of title, and all other instruments of transfer, in form and substance reasonably acceptable to PCA, transferring to Newco all Contributed Assets other than the Real Property or the Intellectual Property which are being transferred to Newco pursuant to conveyance documents in clauses (i) - (iii) above;

                  (v) to Newco, such instruments of assumption and other
            instruments or documents, in form and substance reasonably acceptable to PCA, as may be necessary to effect TPI's assignment of the Assumed Liabilities to Newco;

                  (vi) to Newco or PCA, as appropriate, a duly executed copy of each of the Ancillary Agreements to which TPI is a party;

                  (vii) to PCA, a copy of the opinion of Jenner & Block, TPI's counsel, in form and substance reasonably satisfactory to PCA;

                  (viii) to PCA, evidence reasonably satisfactory to PCA that all Encumbrances other than Permitted Encumbrances on any of the Contributed Assets have been released;

                  (ix) to Newco, stock certificates or other evidence of
            ownership of each of the Contributed Subsidiaries, in each case duly endorsed for transfer to Newco;

                  (x) the certificates and other documents to be delivered
            pursuant to Section 6.2(a) and (b); and

                  (xi) such other instruments or documents, in form and
            substance reasonably acceptable to PCA, as may be necessary to effect the Closing and the contribution of the Contributed Assets in accordance with this Agreement.

            (b) PCA Deliveries. PCA shall execute and deliver to Newco and TPI:

                  (i) to Newco or TPI, as appropriate, a duly executed copy of each of the Ancillary Agreements to which PCA is a party;

                  (ii) to TPI, a copy of the opinion of Kirkland & Ellis, PCA's counsel, in form and substance reasonably satisfactory to TPI;

                  (iii) to Newco, the Cash Contribution;

                  (iv) the certificates and other documents to be delivered by
            PCA pursuant to Section 6.3(a) and (b); and

                  (v) such other instruments or documents, in form and substance reasonably acceptable to TPI, as may be necessary to effect the Closing.

            (c) Newco Deliveries. Newco shall execute and deliver to TPI and
PCA:

                  (i) to TPI and PCA, such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to TPI, as may be necessary to effect Newco's assumption of the Assumed Liabilities, including all documentation required by the lenders of the Assumed Indebtedness, and to cause such lenders to release TPI from and PCA any liability from the Assumed Indebtedness;

                  (ii) to TPI or PCA, as appropriate, a duly executed copy of each of the Ancillary Agreements to which Newco is a party;

                  (iii) to PCA, stock certificates representing that number of shares of Common Stock in Newco issuable to PCA as determined in accordance with the Preliminary Statements hereof;

                  (iv) to TPI, stock certificates representing that number of shares of Common Stock in Newco issuable to TPI as determined in accordance with the Preliminary Statements hereof;

                  (v) to TPI, the Cash Distribution; and

                  (vi) such other instruments or documents, in form and
            substance reasonably acceptable to TPI and PCA, as may be necessary to effect the Closing.

            2.5 Post-Closing Adjustment.

            (a) Within 60 days following the Closing, TPI shall, at its expense and with cooperation from Newco's employees and access to Newco's books and records, prepare or cause to be prepared, and deliver to PCA and Newco a statement (the "Closing Working Capital Statement") which shall set forth the Net Working Capital of the Containerboard Business as of the Determination Date (the "Closing Working Capital") and as of the date of the Most Recent Statement of Assets and Liabilities. The amounts so computed shall be used to determine the amount of the payment between TPI and Newco in accordance with this Section
2.5 (the "Post Closing Adjustment"). The Closing Working Capital Statement shall be prepared using the same principles, practices and procedures that were used in preparing the Most Recent Statement of Assets and Liabilities. Notwithstanding the foregoing, the following paragraphs (i) through (viii) shall take precedence over such principles, practices and procedures in the preparation of the Closing Working Capital Statement:

                  (i) The Current Assets included in the Closing Working Capital
            Statement will be adjusted to exclude the Retained Assets, the LIFO reserve and any current assets related to Tenneco defined benefit pension plans and shall not be taken into account in computing the Post Closing Adjustment.

                  (ii) The Current Liabilities included in the Closing Working
            Capital Statement will be adjusted to exclude the Retained Liabilities. Any current liabilities related to Tenneco's defined benefit pension plans shall not be taken into account in computing the Post Closing Adjustment.

                  (iii) The Most Recent Statement of Assets and Liabilities does not, and the Closing Working Capital Statement will not, include any accrual or deferral related to federal, state, local or foreign income Taxes.

                  (iv) The Closing Working Capital Statement shall not include any dollar amounts related to the Existing Financing Arrangements.

                  (v) The Closing Working Capital Statement shall not include any dollar amounts related to the New Financing Arrangements. No Post Closing Adjustment shall result from the purchase during the period from the date of the Most Recent Statement of Assets and Liabilities to the Determination Date of any assets which were leased at the date of the Most Recent Statement of Assets and Liabilities.

                  (vi) The Closing Working Capital Statement shall not include any liabilities related to bonuses or incentive compensation earned in 1998.

                  (vii) Any change in accounting principles after the date of the Most Recent Statement of Assets and Liabilities (including any changes required by GAAP) will not apply in determining the Closing Working Capital Statement.

                  (viii) The Closing Working Capital Statement shall exclude any increase or decrease in Current Assets or Current Liabilities resulting directly from accounting for the Transaction.

            (b) PCA and PCA's accountants and Newco and Newco's accountants shall have 30 days after the delivery by TPI of the Closing Working Capital Statement to review the Closing Working Capital Statement. In the event that PCA or Newco determines that the Closing Working Capital as derived from the Closing Working Capital Statement has not been determined on the basis set forth herein, PCA or Newco shall inform TPI in writing (the "Objection"), setting forth a specific description of the basis of the Objection and the adjustments to the Closing Working Capital which PCA or Newco believes should be made, which Objection must be delivered to TPI on or before the last day of such 30-day period. TPI shall then have 30 days to review and respond to the Objection. TPI and PCA and Newco shall attempt in good faith to reach an agreement with respect to any matters in dispute. If TPI and PCA and Newco are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 45 days following the delivery of Objection, they shall refer their remaining differences to a "Big Five" firm of independent public accountants as to which TPI and PCA and Newco mutually agree (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine in accordance with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Working Capital as derived from the Closing Working Capital Statement requires adjustment. TPI and PCA and Newco shall direct the CPA Firm to use its best efforts to render its determination within 30 days after such submission. The CPA Firm's determination shall be conclusive and binding upon Newco, PCA and TPI. The fees and disbursements of the CPA Firm shall be paid by Newco. PCA, Newco and TPI shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Working Capital Statement and all other items reasonably requested by the CPA Firm. The "Final Working Capital Statement" shall be (i) the Closing Working Capital Statement in the event that no Objection is delivered by PCA or Newco during the 30-day period specified above, or (ii) the Closing Working Capital Statement, as adjusted by either (x) the agreement of TPI, PCA and Newco or (y) the CPA Firm.

            (c) PCA and Newco shall have the opportunity to participate in the preparation of the Closing Working Capital Statement by (i) observing the physical inventory taken in connection therewith (which may begin prior to the Closing Date), (ii) attending any audit planning meetings in connection therewith, (iii) meeting with and discussing procedures with TPI and its accountants, and (iv) otherwise having full access to all information used by TPI in preparing the Closing Working Capital Statement, including the Books and Records and the work papers of its accountants (subject to PCA or Newco executing any necessary waivers or indemnifications required by TPI's accountants).

            (d) In reviewing the Objection, TPI and its accountants shall have full access to all information used by PCA or Newco in preparing the Objection, including the work papers of PCA's and Newco's accountants (subject to TPI executing any necessary waivers or indemnifications required by PCA's and Newco's accountants).

            (e) If the Closing Working Capital as reflected on the Final Working Capital Statement is less than the Working Capital of the Containerboard Business determined on the Most Recent Statement of Assets and Liabilities, subject to adjustments as set forth in this Section 2.5(a)(i-viii) (the "Target Working Capital"), then within 10 Business Days following issuance of the Final Working Capital Statement, TPI shall make a payment to Newco equal to such net change, plus interest at the prime rate (as set forth in the "Money Rates" section of The Wall Street Journal) on such amount from the Closing Date through the date of payment. If the Closing Working Capital as reflected on the Final Working Capital Statement is greater than the Target Working Capital, then within 10 Business Days following issuance of the Final Working Capital Statement, Newco shall make a payment to TPI equal to such net change, plus interest at the prime rate (as set forth in the "Money Rates" section of The Wall Street Journal) on such amount from the Closing Date through the date of payment.

            (f) Payments made by TPI pursuant to this Section 2.5 shall be deemed to result in adjustments to the Cash Distribution made to TPI in partial payment for the Contributed Assets for all purposes of this Agreement, including for purposes of (i) the tax appraisal pursuant to Section 2.9 hereof and (ii) the purchase price adjustment under Section 2.6 hereof.

            (g) In preparing the Closing Working Capital Statement, (i) liabilities of Newco related to this transaction shall not be treated as liabilities, and (ii) no liabilities or reserves shall be established for matters for which PCA, TPI or Newco is (or but for the Cap or the Deductible would be) entitled to indemnification hereunder.

            2.6 Purchase Price Adjustment Following Certain Sales of Common Stock By TPI. If

                  (a) during the one year period following the Closing Date, (i)
            Newco or TPI shall sell any of its shares of Common Stock in Newco pursuant to an initial Public Offering undertaken by Newco pursuant an exercise by TPI of its Demand Registration Right (as defined in the Registration Rights Agreement) under the Registration Rights Agreement, or (ii) TPI sells, transfers or distributes any of its shares of common stock in Newco pursuant to a Spin-Off, and

                  (b) the Initial Price per share is less than result of (i) the
            Adjusted Cash Contribution, divided by (ii) the number of outstanding shares of common stock of Newco issued to PCA as of the Closing hereunder and held by PCA and its Affiliates as of the date the calculation under this Section 2.6 is being made, then TPI shall pay to PCA an amount equal to the product of such difference per share, times (y) the number of shares of common stock of Newco then held by PCA and its Affiliates, provided that the maximum amount to be paid by TPI under this Section 2.6 shall not exceed the lesser of (A) $64,500,000 and (B) 15% of the market value of Newco based on the Initial Price per share of the Public Offering or Spin-Off giving rise to the calculation under this Section 2.6 but excluding any shares issued or issuable in connection with such event). At TPI's option, any payment under this Section 2.6 may be paid in cash, in shares of Common Stock (valued at the Initial Price), or in a combination of cash and shares of Common Stock. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Newco's common stock, the parties shall make appropriate and equitable adjustments to the foregoing computation in order to prevent the dilution or enlargement of rights under this Section 2.6. This Section 2.6 shall not apply to any Spin-Off by TPI after Newco has had an initial Public Offering (unless such Spin-Off is part of the initial Public Offering).

            2.7 Transfer Taxes and Recording Fees. One half of any and all Taxes (other than Taxes imposed on income or gains) or fees imposed or incurred by reason of the transfer of the Contributed Assets hereunder and/or the filing or recording of any instruments necessary to effect the transfer of the Contributed Assets hereunder, regardless of when such Taxes or fees are levied or imposed, including sales, use, value-added, excise, real estate transfer, lease assignment, stamp, documentary and similar Taxes and fees (the "Transfer Costs") shall be the responsibility of, and shall be paid by each of TPI and Newco. Newco shall prepare all Tax Returns required to be filed in respect of Transfer Costs, and PCA and TPI shall have the right to review and approve all such Tax Returns, upon approval, to be timely filed (if such filing is the responsibility of TPI or any of its Affiliates under applicable Law and to the extent that such Tax Returns are approved and given to TPI by Newco in final form before the applicable due dates thereof). In the event Transfer Costs are imposed on or incurred by TPI or its Affiliates in excess of its share hereunder, Newco shall promptly reimburse TPI and its Affiliates for such excess. In the event Transfer Costs are imposed on or incurred by Newco in excess of its share hereunder, TPI shall promptly reimburse Newco for such excess.

            2.8 Certain Transfers. TPI shall use commercially reasonable efforts to obtain, at its sole expense, each Consent listed on Schedule 3.3 (other than those Consents marked with an asterisk on Schedule 3.3), and any other material Consent not listed on Section 3.3, if any, if such Consent is required to operate the Containerboard Business after Closing as such business has been operated over the 12-month period immediately prior to Closing. If prior to Closing TPI shall not have obtained any such Consent (other than a Required Consent), the failure to obtain such Consent shall not prevent the Closing, unless the failure to obtain such Consent, could, individually or together with the failure to obtain other Consents, have a Material Adverse Effect or preclude any closing condition to be satisfied. If TPI has not obtained a Consent (other than a Required Consent), the Closing of the transactions contemplated by this Agreement shall not constitute a transfer, or any attempted transfer of any Contract or asset, the transfer of which requires such Consent. Rather, following the Closing, TPI shall use commercially reasonable efforts at TPI's sole expense, and PCA and Newco shall cooperate in such efforts, to obtain promptly such Consent or to enter into reasonable and lawful arrangements (including subleasing or subcontracting if permitted) reasonably acceptable to Newco to provide to Newco the full economic (taking into account Tax costs and benefits) and operational benefits and liabilities which Newco would have had such Consent been obtained as of Closing. Once such Consent for the transfer of a Contributed Asset not transferred at the Closing is obtained on terms reasonably satisfactory to Newco, TPI shall promptly transfer or cause to be transferred, such Contributed Asset to Newco for no additional consideration.

            2.9 Appraisal. Newco shall obtain a professional appraisal (the "Appraisal") which sets forth separately the fair market values of the Contributed Assets, and, within 90 days after the Closing Date, Newco shall provide a copy of such Appraisal to TPI and PCA. Within 15 days after the receipt of such appraisal, each of TPI and PCA will submit in writing to the other and to Newco any changes it proposes be made to such Appraisal, and Newco, TPI, and PCA will endeavor in good faith to resolve any differences with respect to the Appraisal. Subject to the requirements of Applicable Tax Law or election, all Tax Returns and reports filed by Newco, PCA and TPI will be prepared consistently with the Appraisal, as modified by any subsequent agreement of Newco, TPI and PCA.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF TPI

            TPI represents and warrants to PCA and Newco as follows:

            3.1 Organization and Qualification. TPI and each of the Contributed Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own and operate the Contributed Assets and to carry on the Containerboard Business as currently conducted. TPI and each of the Contributed Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 3.1 with respect to TPI or the applicable Contributed Subsidiary which are the only jurisdictions where the ownership or operation of the Contributed Assets or the conduct of the Containerboard Business requires such qualification.

            3.2 Corporate Authorization. TPI has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements.

            3.3 Consents and Approvals. Except as specifically set forth in
Schedule 3.3 or as required by the HSR Act, no Consent is required to be obtained by TPI from, and no notice or filing is required to be given by TPI to or made by TPI with, any Governmental Authority or other Person or under any Contract listed, or required to be listed, on Schedule 3.14 in connection with the execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements and the contribution of the Contributed Assets.

            3.4 Non-Contravention. Except as set forth on Schedule 3.3, the execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation or bylaws of TPI, (ii) subject to obtaining the Consents referred to in Section 3.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of TPI under, or to a loss of any benefit to which TPI is entitled under, any Contract or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Contributed Assets; or (iii) assuming compliance with the matters set forth in
Section 3.3, violate, or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which TPI is subject, including any Governmental Authorization.

            3.5 Binding Effect. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of TPI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

            3.6 Financial Statements: Absence of Certain Changes. Subject to the matters set forth on Section 3.6:

            (a) The following financial statements of the Containerboard Business are (and, with respect to the Most Recent Year End Statement, will be prior to the Closing Date) attached as Schedule 3.6: (i) the audited combined financial statements of the Containerboard Business (collectively, the "Audited Financial Statements") as of and for the years ended December 31, 1996, 1997 and 1998 (the "Most Recent Year End Statement"); (ii) the unaudited combined statement of assets, liabilities and interdivision accounts of the Containerboard Business as of September 30, 1998 (the "Most Recent Statement of Assets and Liabilities"); and collectively with statements described in the foregoing clause (i) , the "Financial Statements"). The Financial Statements present (or, in the case of the Most Recent Year End Statement, will present), in all material respects, the financial condition of the Containerboard Business as of the dates thereof, or the results of operations for the periods then ended, as the case may be. The Financial Statements were (or, in the case of the Most Recent Year End Statement, will be) consistent with the Books and Records, which are complete and accurate in all material respects.

            (b) TPI will either (i) engage AA on behalf of Newco to audit the combined statement of assets, liabilities, and interdivision account as of the Closing Date, and the related statements of revenues, expenses, and interdivision account and cash flows for the period from January 1, 1999 to the Closing Date (the "Stub Period Financial Statements"), or (ii) cooperate with Newco in the audit of the Stub Period Financial Statements.

            (c) The Audited Financial Statements were (or, in the case of the Most Recent Year End Statement and the Stub Period Statements, will be) prepared in accordance with GAAP. All of the liabilities reflected in the Financial Statements are Related to the Containerboard Business and arose out of or were incurred in connection with the conduct of the Containerboard Business.

            (d) The Inventory shown on the Financial Statements was determined in accordance with GAAP, and is stated at the lower of cost or market on a LIFO basis. This representation shall not be deemed to constitute a warranty or guaranty that all such Inventory shall be sold.

            (e) All accounts receivable reflected on the Financial Statements are, and all accounts receivable reflected on the Most Recent Year End Statement and the Stub Period Statements will be, bona fide receivables, accounted for in accordance with GAAP, and subject to no setoffs or counterclaims, representing amounts due with respect to actual transactions in the operation of the Containerboard Business; it being understood that this representation shall not be deemed to constitute a warranty or guaranty that all such accounts receivable shall be collected.

            (f) Except as set forth in Schedule 3.6(e) or otherwise disclosed in this Agreement, since December 31, 1997, TPI has conducted the Containerboard Business in the ordinary and usual course and, other than in the ordinary and usual course, has not, with respect to the Containerboard Business: (i) sold, assigned, pledged, hypothecated or otherwise transferred any of the Contributed Assets, other than for such sales, assignments, pledges, hypothecations or other transfers which could not, individually or in the aggregate, have a Material Adverse Effect; (ii) terminated or materially amended any Contracts that are individually or in the aggregate material to the Containerboard Business; (iii) suffered any extraordinary damage, destruction or other casualty loss; (iv) except for normal salary administration for employees of the Containerboard Business, increases pursuant to collective bargaining agreements, or other compensation increases (including bonuses), in each case in the ordinary course of business, increased the compensation payable or to become payable by TPI to any of the employees of the Containerboard Business or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by TPI, for or with any such employees; or (v) entered into an agreement to do any of the foregoing.

            3.7 Litigation and Claims. Except as disclosed on Schedule 3.7:

            (a) There is no action (whether civil, criminal or administrative), suit, demand, claim, dispute, hearing, proceeding (including condemnation or other proceeding in eminent domain) or investigation pending or, to the Knowledge of TPI, threatened, Related to the Containerboard Business or any of the Contributed Assets or included in the Assumed Liabilities.

            (b) None of the Contributed Assets is subject to any order, writ, judgment, award, injunction, or decree of or settlement enforceable in any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

            3.8 Taxes. Except as disclosed on Schedule 3.8:

            (a) TPI has duly and timely filed (or has caused to be duly and timely filed) each Tax Return required to be filed with any Tax Authority which includes or is based upon the Contributed Assets, or the operations, ownership or activities of the Containerboard Business, and all Taxes due and payable (whether or not shown on or required to be shown on a Tax Return) have been paid prior to their due dates; provided, however, that the representations and warranties set forth in this paragraph are made only to the extent that (i) such Taxes are or may become Encumbrances on the Contributed Assets, or (ii) Newco is or may be liable in the capacity of transferee of the Contributed Assets.

            (b) TPI has duly and timely filed (or has caused to be duly and timely filed) each Tax Return which includes or is based upon the assets, operations, ownership or activities of any of the Contributed Subsidiaries, and all Taxes due and payable (whether or not shown on or required to be shown on a Tax Return) have been paid prior to their due dates.

            (c) None of TPI (with respect to the Containerboard Business) and the Contributed Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any future payments that will not be deductible under Sections 162(m) or 280G of the Code.

            (d) None of the Contributed Assets or the assets of the Contributed Subsidiaries (i) is subject to any lien arising in connection with any failure or alleged failure to pay any Tax, (ii) secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code, (iii) is required to be or is being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code, (iv) is "limited use property" with the meaning of Revenue Procedure 76-30 or (v) will be treated as owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code.

            (e) TPI (with respect to the Containerboard Business) and the Contributed Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

            (f) There are no pending, threatened, or proposed audits, assessments or claims from any Tax Authority for deficiencies, penalties or interest against TPI (with respect to the Contributed Assets or the Containerboard Business) any of the Contributed Subsidiaries or any of their assets, operations or activities.

            (g) No Contributed Subsidiary owns, directly or indirectly, and none of the Contributed Assets consists of any interest in any entity classified as a partnership for United States federal income Tax purposes.

            (h) TPI's aggregate tax basis in the stock of the Containerboard Subsidiaries, determined immediately prior to the Closing, shall not exceed the aggregate tax basis of the net assets of the Containerboard Subsidiaries immediately prior to the Closing, by more than $100,000,000.

            3.9 Employee Benefits. Each Tenneco Plan which is an employee benefit plan, as defined in Section 3(3) of ERISA, has been and is being maintained in substantial compliance with all applicable laws, including ERISA and the Code, and each plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination of such qualification from the Internal Revenue Service. Except as provided on Schedule 3.9, no employee of the Containerboard Business is covered by a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. None of the Tenneco Plans obligates Newco to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control" (as such term is defined in Section 280G of the Code). No liability to the PBGC (except for routine payment of premiums), Internal Revenue Service, Department of Labor, or otherwise has been or is expected to be incurred with respect to any Tenneco Plan that is subject to Title IV of ERISA which could result in a material liability to Newco.

            3.10 Compliance with Laws. Except as set forth in Schedule 3.10, the Containerboard Business is being conducted in compliance in all material respects with all Laws material to the Containerboard Business and as of the Closing, Newco will have (subject to obtaining the Consents) all Governmental Authorizations necessary for the conduct of the Containerboard Business as currently conducted in all material respects and as shall be conducted immediately following Closing (assuming no material change in operations of the Containerboard Business from the manner of operation prior to Closing); it being understood that nothing in this representation is intended to address any compliance issue that is the subject of the representations and warranties set forth in Sections 3.7, 3.8, 3.9, 3.11, 3.12, or 3.13 hereof, and that TPI makes no representations as to the transferability or assignability of any such Governmental Authorizations. TPI has not received written notice that any Governmental Authorization may be suspended, revoked, materially modified or canceled.

            3.11 Environmental Matters. Except as set forth in Schedule 3.11 and, in each case, other than as Relates to a Retained Liability:

            (a) TPI has complied during the past five years and is currently in compliance with all applicable Environmental Laws with respect to the Containerboard Business, and there are no liabilities under any Environmental Law with respect to the Containerboard Business;

            (b) TPI has not received any written notice of any material violation or alleged material violation of, or any material liability under, any Environmental Law in connec tion with the Containerboard Business during the past five years; and

            (c) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of TPI, threatened, relating to compliance with or liability under any Environmental Law affecting the Containerboard Business or the Contributed Assets.

            3.12 Intellectual Property.

            (a) Schedule 3.12 sets forth a list and description (including the country of registration) of all registered Intellectual Property currently (or, to the Knowledge of TPI, within the last 12 months) used in the Containerboard Business. No third party has rights in, or otherwise has the right to restrict TPI's use of, such Intellectual Property, and, to TPI's Knowledge (without any inquiry), no third party has rights in, or otherwise has the right to restrict Newco's use of the PCA Marks as of and following the Closing.

            (b) To the Knowledge of TPI, no product (or component thereof or process) currently used, sold or manufactured by the Containerboard Business infringes on, misappropriates, or otherwise violates a valid and enforceable intellectual property right of any other Person.

            (c) There are no actions or proceedings pending or, to the Knowledge of TPI, threatened challenging, and, to the Knowledge of TPI, no Person is infringing or otherwise violating, the Intellectual Property, except for challenges, infringements or violations which, individually or in the aggregate, would not have a Material Adverse Effect. As of November 1, 1995, to TPI's Knowledge (without any inquiry), no Person was infringing on or otherwise violating the PCA Marks.

            (d) All of the Intellectual Property used in the Containerboard Business and all of TPI's interest in the PCA Marks will be transferred to Newco at Closing, except for the Intellectual Property that is used by TPI to provide services under the Transition Services Agreement, and such transferred Intellectual Property and the PCA Marks will be available to Newco after Closing on the same terms and conditions under which it was available to TPI prior to the Closing.

            (e) Attached hereto as Schedule 3.12(e) is a copy of the provisions in Tenneco's most recent Form 10-Q describing Tenneco's efforts at addressing the Year 2000 issue in Tenneco's business. The information set forth therein is accurate as of the date hereof, in all material respects. TPI has developed and begun implementing a Project Plan to remediate and/or replace software, firmware, hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied upon in the Containerboard Business (each a "Computer System"), but are not Year 2000 ready. Such remediation and/or replacement is scheduled to be completed in 1999. Year 2000 ready means that the Computer System when used in accordance with its associated documentation is Year 2000 compliant, or is not Year 2000 compliant but will process date data accurately with the implementation of a tested procedure, or is not 2000 compliant but will not cause any processing problem. Year 2000 compliant means that the applicable Computer System when used in accordance with its associated documentation will accurately process date data such that: no value for a date prior to year 2028 will cause any interruption in processing; date-based functionality operates consistently for dates prior to, during and after Year 2000 (through year 2027); in all interfaces and data storage, the century any date is specified either explicitly or by algorithms or inferencing rules; and leap years will be accurately recognized and processed. If implemented properly, the Project Plan should be successful in making all material Computer Systems Year 2000 ready, except to the extent that a Computer Systems interfaces or exchanges data with other software, firmware, hardware or other similar or related items of automated, computerized or software systems that are not Year 2000 compliant.

            3.13 Labor Matters. Except as disclosed on Schedule 3.13:

            (a) TPI is not a party to any labor or collective bargaining agreement with respect to employees of the Containerboard Business, no such employees are represented by any labor organization and, to the Knowledge of TPI, there are no organizing or decertification activities (including any demand for recognition or certification proceedings pending or threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal) involving TPI;

            (b) There are no strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges pending or, to the Knowledge of TPI, threatened against or involving the employees of the Containerboard Business;

            (c) There are no complaints, charges, claims or grievances against TPI pending or, to the Knowledge of TPI, threatened to be brought or filed with any governmental authority, arbitrator or court based on or arising out of the employment by TPI of any employee of the Containerboard Business, except for those which, individually or in the aggregate, would not have a Material Adverse Effect; and

            (d) TPI is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, immigration, workers' compensation, layoffs, and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

            3.14 Contracts. Schedule 3.14 sets forth a list, as of the date hereof, of each Contract that is Related to the Containerboard Business other than (a) Real Estate Leases, which are listed on Schedule 1.1(gggg), and collective bargaining agreements which are listed on Schedule 3.13, (b) purchase orders or similar agreements for the purchase or sale of goods or services in the ordinary and usual course of business, (c) confidentiality agreements entered into in the usual course of business in connection with the purchase and sale of Inventory, and (d) any Contract which requires a payment or imposes an obligation on either party thereto less than $1,000,000 in the aggregate.
Schedule 3.14 also identifies any Contract that contains a non-compete covenant or similar provision that could restrict Newco in its conduct of the

Containerboard Business following Closing, any employment agreement with any employee of the Containerboard Business, any employment agreement included in the Contributed Assets or Assumed Liabilities, and any Contract between any Affiliates of TPI, on one hand, and TPI or any of the Contributed Subsidiaries, on the other hand, which is related to the Containerboard Business. Each Contract set forth on Schedule 3.14 is a valid and binding agreement of TPI and, to the Knowledge of TPI, is in full force and effect. Except as otherwise provided in Schedule 3.14, TPI is not in, and, to TPI's knowledge, no other party thereto is, in default in any material respect under any Contract listed on Schedule 3.14 or any collective bargaining agreement listed on Schedule 3.13.
Schedule 3.14 lists all of the Contracts that are material to the Containerboard Business other than those referred to in clauses (a) through (d) above.

            3.15 Real Estate Leases. Schedule 1.1(gggg) sets forth a list, as of the date hereof, of each material written Real Estate Lease with a term of more than one month that is related to the Containerboard Business. Each Real Estate Lease set forth on Schedule 1.1(gggg) is a valid and binding agreement of TPI and is in full force and effect. There are no defaults under any Real Estate Lease listed on Schedule 1.1(gggg) which defaults have not been cured or waived and which would, individually or in the aggregate, have a Material Adverse Effect. If the Real Estate Leases that are part of the Existing Financing Arrangements are terminated prior to closing, as contemplated herein, TPI shall own title to the assets subject to such Real Estate Leases, upon such termination, the assets subject to such Real Estate Leases shall be deemed Purchased Property.

            3.16 Entire Business; Title to Property.

            (a) Except as set forth in Schedule 3.16(a) and Schedule 3.6(e), the Contributed Assets, the assets held by the Contributed Subsidiaries, the intangible Retained Assets (including cash and cash accounts, disbursement accounts, invested securities and other short and medium term investments, the Tenneco Marks, the Tenneco Plans, and TPI's and Tenneco's insurance policies), and the rights specifically provided or made available to Newco under the Ancillary Agreements include all of the buildings, machinery, equipment and other assets (whether tangible or intangible) necessary and adequate for Newco immediately after Closing to conduct in all material respects the Containerboard Business as conducted as of the date hereof and as of September 30, 1998, and as conducted during the 12-month period prior to the date hereof (subject to changes expressly permitted by the terms hereof to be made after the date hereof).

            (b) TPI has (or in the case of the Purchased Property, will have on the Closing Date) good (and, in the case of Owned Real Property and Purchased Property (as applicable), marketable) title to, or a valid and binding leasehold interest in, the Contributed Assets, free and clear of all Encumbrances, except
(i) as set forth in Schedule 3.16(b); (ii) any Encumbrances expressly disclosed in the Financial Statements; (iii) liens for Taxes (which are not related to income, sales or withholding Taxes), assessments and other governmental charges not yet due and payable or due but not delinquent as of the Closing Date or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Final Working Capital Statement; (iv) mechanic's, workmen's, repairmen's, warehousemen's, carriers, or other like liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which will not individually or in the aggregate have a Material Adverse Effect, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (v) with respect to the Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements, conditions, restrictions, or other matters which would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey, title report or physical inspection, and (C) zoning, building and other similar restrictions, none of which Encumbrances in (A) through (C) materially impairs the uses of the Real Property as currently used in the Containerboard Business or materially detracts from the value thereof as currently used in the Containerboard Business; and (vi) Encumbrances not described in items (i) - (v) immediately preceding and which, individually or in the aggregate, would not have a Material Adverse Effect (all items included in (i) through (vi), including any matter set forth in Schedule 3.16(b), are referred to collectively herein as the "Permitted Encumbrances"); provided, however that as of the Closing Date and for any periods of time thereafter (including for purposes of Section 2.4 and Article VI), "Permitted Encumbrances" shall not include any Encumbrances granted or arising in connection with the Existing Financing Arrangements.

            (c) The capital structure of each of the Contributed Subsidiaries is as set forth in Schedule 3.16(c). The shares of stock of the Contributed Subsidiaries included in the Contributed Assets constitute 100% of the issued and outstanding shares of stock of each Contributed Subsidiary, except for American Cellulose Corporation ("ACC"). The shares of stock of ACC included in the Contributed Assets constitute 50% of the issued and outstanding shares of stock of ACC, the remainder of which is owned as set forth on Schedule 3.16(c) hereof. All shares of stock of the Contributed Subsidiaries included in the Contributed Assets are validly issued, fully paid and non-assessable. Except as set forth in the ACC Agreement (as hereinafter defined) (i) there are no options, warrants, or similar rights to purchase any of the shares of any of the Contributed Subsidiaries, and no obligations binding upon any Contributed Subsidiary to issue, sell, redeem, purchase or exchange any of its capital stock or any right relating thereto, and (ii) there are shareholders' agreements, voting agreements, voting trusts or other agreements or rights of third parties with respect to or affecting any of the Contributed Subsidiaries or any of their shares of stock.

            (d) The Contributed Assets and the assets of the Contributed Subsidiaries are in operating condition and repair (subject to normal wear and tear) and are in a condition to allow the continued conduct after the Closing by Newco of the Containerboard Business as it is currently conducted in all material respects.

            3.17 Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by TPI, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of TPI who might be entitled to any fee or commission from PCA or Newco in connection with the transactions contemplated by this Agreement.

            3.18 Insurance. Schedule 3.18 attached hereto sets forth the following information with respect to each insurance policy to which TPI, with respect to the Containerboard Business, has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

            (a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (b) the scope, period and amount of coverage; and

            (c) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Schedule 3.18 also describes any self insurance arrangements affecting the Containerboard Business.

            3.19 No Undisclosed Liabilities. TPI does not have any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to TPI, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (i) liabilities set forth on the Most Recent Statement of Assets and Liabilities (including any notes thereto, if any), (ii) liabilities and obligations arising from or in connection with matters disclosed pursuant to TPI's representations and warranties in this Agreement or in the Disclosure Memorandum (none of which, except as set forth on Schedule 3.7, is a liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit), (iii) liabilities and obligations which have arisen after September 30, 1998, in the ordinary course of business (none of which, except as set forth on Schedule 3.7, is a liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit).

            3.20 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither TPI nor any other Person makes any other express or implied representation or warranty on behalf of TPI.

            3.21 Closing Date. The representations and warranties of TPI contained in this Article III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, TPI pursuant to this Agreement to PCA or Newco shall be true and correct in all respects on the Closing Date as though then made, except as affected by the transactions expressly contemplated by this Agreement. TPI shall have the right to update the Schedules up to five Business days prior to Closing to reflect changes in the Containerboard Business between the date hereof and the Closing Date, provided that such changes are actions taken by TPI permitted under Section 5.2 without PCA's prior consent and that no such changes shall be deemed to cure any breach that existed as of the date hereof (none of which relates to any liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit).

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF PCA

            PCA represents and warrants to TPI and Newco as follows:

            4.1 Organization and Qualification. PCA is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite limited liability company power and authority to own and operate and to carry on its business as currently conducted. PCA is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership of its properties or the operation of its business requires such qualification.

            4.2 Authorization. PCA has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by PCA of this Agreement and each of the Ancillary Agreements have been duly and validly authorized and no additional authorization or consent is required in connection with the execution, delivery and performance by PCA of this Agreement and each of the Ancillary Agreements.

            4.3 Consents and Approvals. Except as required by the HSR Act, no consent is required to be obtained by PCA from, and no notice or filing is required to be given by PCA to, or made by PCA with, any Governmental Authority or other Person in connection with the execution, delivery and performance by PCA of this Agreement and each of the Ancillary Agreements.

            4.4 Non-Contravention. The execution, delivery and performance by PCA of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the charter, bylaws or other organizational documents of PCA or (ii) assuming compliance with the matters set forth in Section 4.3, violate or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which PCA is subject, including any Governmental Authorization.

            4.5 Binding Effect. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of PCA enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            4.6 Finders' Fees. Except for fees payable pursuant to the Commitment Letters and a fee in the amount of $15,000,000 to be paid to Madison Dearborn Capital Partners, Inc. or its designated affiliates at Closing (the "MDP Transaction Fee"), which fees will be paid by Newco, there is no fee or commission payable from TPI or Newco to any investment banker, broker or finder which has been retained by or is authorized to act on behalf of PCA or any Subsidiary of PCA in connection with the transactions contemplated by this Agreement.

            4.7 Financial Capability.

            (a) On the Closing Date PCA will have, sufficient funds to fund the Cash Contribution.

            (b) PCA has received the commitment letters with respect to the New Financing Arrangements attached hereto as Schedule 4.7(b) (the "Commitment Letters"). As of the date of this Agreement, the Commitment Letters are in full force and effect and have not been amended or rescinded. The Commitment Letters set forth, to the best of PCA's knowledge, to the extent customarily set forth in commitment letters of such nature from such Persons, all the conditions to and material terms of the New Financing Arrangements. PCA has paid all fees and other amounts required by such Commitment Letters to be paid by it prior to the Closing, which amounts may be reimbursed by Newco to PCA, or paid directly by Newco, following Closing (provided that such reimbursement or any obligation with respect thereto shall not be included or incorporated in, or reflected as a Current Liability on, the Closing Working Capital Statement or the Final Working Capital Statement).

            4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither PCA nor any other Person makes any other express or implied representation or warranty on behalf of PCA.

            4.9 Closing Date. The representations and warranties by PCA contained in this Article IV and elsewhere in this Agreement, and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, PCA pursuant to this Agreement to TPI or its representatives shall be true and correct in all respects on the Closing Date as though then made, except as affected by the transactions expressly contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

            5.1 Access. Prior to the Closing, TPI shall permit PCA and its representatives to have full access, during regular business hours and upon reasonable advance notice, to the Contributed Assets and the Containerboard Business, subject to reasonable rules and regulations of TPI, and shall furnish, or cause to be furnished, to PCA, any financial and operating data and other information that is available with respect to the Containerboard Business, the Contributed Assets, or the Assumed Liabilities as PCA shall from time to time reasonably request. PCA shall abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 5.1. Notwithstanding anything herein to the contrary, PCA shall not be permitted to perform any invasive testing of any of the Real Property without specific additional authorization from TPI (which consent shall not be unreasonably withheld), or to perform any testing which would cause a breach of any Real Estate Lease to which TPI is a party, provided that, upon request from PCA, TPI shall use reasonable efforts to obtain any necessary consent to permit such testing.

            5.2 Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as PCA shall otherwise agree in writing in advance, TPI shall conduct the Containerboard Business in the ordinary and usual course. During the period from the date hereof to the Closing, except as otherwise expressly provided for in this Agreement or as PCA shall otherwise consent (which consent shall not be unreasonably withheld), with respect to the Containerboard Business, the Contributed Assets or the Assumed Liabilities other than in the ordinary and usual course or as set forth in Schedule 5.2, TPI shall not:

            (a) enter into commitments for new capital expenditures in excess of $10,000,000 in the aggregate to the extent not otherwise contemplated in the 1999 business plan for the Containerboard Business;

            (b) dispose of or otherwise transfer, or incur, create or assume any Encumbrance (other than Permitted Encumbrances) on (i) any individual fixed asset of the Containerboard Business if the greater of the book value or the fair market value of such fixed asset exceeds $1,000,000, or (ii) any group of fixed assets of the Containerboard Business if the greater of the book value or the fair market value of such fixed assets, taken as a whole and which in the aggregate during such period, exceeds $2,500,000, and such dispositions or transfers, in either case, are in the ordinary course of business;

            (c) institute any material change in the methods of purchase, sale, lease or accounting or engage in any activity which would accelerate the collection of TPI's accounts or notes receivable, delay the payment of the TPI's accounts payable, or reduce or otherwise restrict the amount of Inventory (including raw material, packaging, work-in-process, or finished goods) on hand;

            (d) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

            (e) grant licenses of Intellectual Property to any Person or allow registered Intellectual Property to lapse, expire or become abandoned;

            (f) amend any Contributed Subsidiary's certificate of incorporation, bylaws or other charter documents;

            (g) grant (or agree to grant) any salary or wage increases or (as it relates to employees of the Containerboard Business) materially change or amend any employee benefit or welfare plan, other than pursuant to renegotiation of any collective bargaining agreements in the normal course; or

            (h) make any loans or advances to, guarantees for the benefit of or investments in any Person, other than intercompany loans to Affiliates of TPI;

            (i) agree, in writing or otherwise, to do any of the foregoing or to take any other action which would be required to be disclosed in Schedule 3.6(e);

            (j) enter into any transactions with Affiliates not in the ordinary course of business consistent with past practice; and

            (k) enter into any Contracts required to be disclosed hereunder, other than timber leases, cutting rights agreements, and similar agreements entered into in the ordinary course of business at fair value consistent with past practices.

TPI will:

                  (a) use its commercially reasonable efforts to (A) preserve intact the organization and goodwill of the Containerboard Business,
            (B) keep available the services of its officers and employees as a group (provided that such efforts shall not require TPI to pay any bonuses or other amounts beyond normal compensation to such persons), (C) maintain satisfactory relationships with its material suppliers and customers and other Persons having business relationships with it, and (D) maintain all Governmental Authorizations;

                  (b) maintain its facilities and assets in good condition and repair and replace its facilities and assets in a manner consistent with past practices and make capital expenditures in the ordinary course of business in an aggregate amount consistent with the 1999 Annual Operating Plan; and

                  (c) notify PCA of any emergency or other change in the normal course of the Containerboard Business or in the condition of the Contributed Assets or the Assumed Liabilities or the operation of the Containerboard Business and of any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated), if such emergency, change, complaint, investigation or hearing could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            5.3 Reasonable Efforts. Each of TPI and PCA will use commercially reasonable efforts to fulfill the conditions precedent to its respective obligations hereunder and to secure as promptly as practicable all Consents required to be obtained by it in connection with the transactions contemplated hereby, and TPI and PCA will cooperate in all reasonable requests to fulfill the conditions precedent to their and the other party's obligations described in this Section 5.3. Without limiting the generality of the foregoing,

            (a) TPI and PCA will file within 5 Business Days of the date hereof the required notice (including all documentary materials) under the HSR Act and promptly file any additional information requested as soon as practicable after receipt of request therefor.

            (b) PCA, TPI and Newco each shall use all reasonable efforts to satisfy all conditions precedent in the Commitment Letters and to otherwise obtain, on behalf of TPI and Newco, the New Financing Arrangements. TPI shall use its reasonable efforts to cooperate with PCA in connection with the New Financing Arrangements, including providing information to and permitting the lenders and their representatives access to the Contributed Assets and the Containerboard Business, as set forth in Section 5.1 hereof. Such information shall include all existing title insurance polices and surveys for the Real Property, to the extent such items are in TPI's reasonable control. In addition, TPI shall provide affidavits and customary title insurance undertakings (including gap and non-imputation undertakings) with respect to the Real Property to the extent reasonably required by the title insurer. TPI shall have the opportunity to review and participate in the preparation of the New Financing Arrangements. The New Financing Arrangements shall be on the terms no less favorable to Newco as set forth in the Commitment Letters. The New Financing Arrangements shall provide (unless waived by TPI in its sole discretion and notwithstanding any provision in the Commitment Letters) that:

                  (i) the PIK Preferred generally shall have the terms set forth on Schedule 5.3, and that in the event the Deferred-Pay Financing (as defined in the Commitment Letters) is not sold to the underwriter, then (A) PCA and/or its designees will purchase $55 million of PIK Preferred, and (B) TPI and/or its designees will receive $45 million of PIK Preferred without additional payment;

                  (ii) the New Financing Arrangements shall not create a
            security interest on any of TPI's assets, including the Contributed Assets prior to their contribution to Newco hereunder; and

                  (iii) there are no materially adverse consequences to Newco which arise under the terms of the New Financing Arrangements as a result of a sale of all or a portion of TPI's equity interest in Newco (e.g., such sale will not trigger a change of control default), and there are no restrictions or limitations in the New Financing Arrangements on TPI's ability to sell or transfer all or any portion of TPI's equity interest in Newco; and

                  (iv) all of the proceeds of the New Financing Arrangements
            (other than from the Deferred-Pay Financing) shall be initially loaned to TPI, and thereafter assumed by Newco as the Assumed Indebtedness, as set forth in the Preliminary Statements hereof.

In addition, the material terms of the New Financing Arrangements (taken as a whole) shall be as favorable to Newco and TPI as financing arrangements then reasonably available in the financial markets to Newco in connection with the transactions contemplated hereby. In the event TPI is not reasonably satisfied with the New Financing Arrangements because the condition in the immediately preceding sentence has not been met, then TPI's sole remedy will be to arrange for substitute New Financing Arrangements on terms which are in all material respects no less favorable to Newco or PCA than under the proposed New Financing Arrangements. TPI shall have the right, at TPI's sole discretion, to direct PCA to make the necessary elections under the New Financing Arrangements (i) to cause Newco to obtain a commitment for the Bridge Loan (defined in the Commitment Letters), provided that if TPI makes such election, TPI shall pay the 1.5% Commitment Fee attributable to such Bridge Loan as set forth in the Commitment Letters, with Newco paying any other fees or costs associated with such Bridge Loan, and (ii) direct that all of the New Financing Arrangements initially be at the TPI level or to direct that a portion of such New Financing Arrangements initially be at the Newco level, to the extent PCA has the right to make such elections in the Commitment Letters. PCA shall make such elections as directed in writing by TPI, and shall not make such elections absent such directions from TPI.

            (c) TPI shall use its commercially reasonable efforts to obtain prior to the Closing fee simple title to all of the Purchased Property.

            5.4 Covenants Regarding Employees.

            (a) At Closing, TPI and Newco shall enter into the Human Resources Agreement, and shall take all actions required by them pursuant to such Human Resources Agreement.

            (b) Tenneco shall retain sponsorship of the Tenneco Plans, and neither Newco nor PCA shall be entitled to any assets of the Tenneco Plans.

            (c) For a period of three years from the Closing Date, other than pursuant to the Human Resources Agreement.

                  (i) neither Newco, PCA nor any Affiliate of Newco will
            contact, solicit, induce or encourage any employee of TPI or any Affiliate of TPI, to leave such employment, or contact, solicit or approach any employee of TPI or any Affiliate of TPI for the purpose of offering employment to or hiring (whether as an employee, consultant, independent contractor or otherwise) without the prior written consent of TPI, and

                  (ii) TPI will not contact, solicit, induce or encourage any employee of Newco or any Affiliate of Newco to leave such employment, or contact, solicit or approach any employee of Newco for the purpose of offering employment to or hiring (whether as an employee, consultant, independent contractor or otherwise) without the prior written consent of Newco.

The foregoing clauses (i) and (ii) shall not apply to any employee who shall contact or approach such Person in response to a general solicitation for employment.

            5.5 Compliance with WARN and Similar Laws. TPI and Newco do not anticipate that there will be any major employment losses as a consequence of the transactions contemplated by this Agreement and the Human Resources Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification ("WARN") Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (referred to collectively as "WARN Obligations"). Nevertheless, to the extent that any WARN Obligations might arise as a consequence of the transactions contemplated by this Agreement, it is agreed that Newco will timely give all notices required to be given under WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such statute. For this purpose, Newco shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for Newco's failure to employ the employees of the Containerboard Business in accordance with the terms of this Agreement and the Human Resources Agreement.

            5.6 Further Assurances. At any time after the Closing Date, TPI, PCA and Newco shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Newco, PCA or TPI, as the case may be, and necessary for them or it to satisfy their or its respective obligations hereunder or obtain the benefits contemplated hereby. Without limiting the generality of the foregoing, Newco agrees that if any of the Contributed Subsidiaries are found to own assets that are not part of the Contributed Assets (that is, such assets are not Related to the Containerboard Business), or if any Retained

Assets are inadvertently transferred to Newco, Newco shall transfer such assets to TPI , or as TPI shall direct, at TPI's expense but without consideration. Similarly, if after the Closing TPI identifies any assets that should have been transferred to Newco as part of the Contributed Assets, but were not, TPI shall transfer such assets to Newco at TPI's expense without further consideration.

            5.7 Use of Tenneco Marks. Except as set forth in this Section 5.7, after the Closing Newco shall not use the Tenneco Marks, except that for a period of one year following the Closing Date Newco may (a) continue to produce materials with such Tenneco Marks until changes can be made to plates, molds, and similar items so as to allow Newco to produce materials without such Tenneco Marks, (b) use the Tenneco Marks on products, labels, packaging and promotional materials that are in existence as of the Closing Date or produced pursuant to clause (a) above, and (c) use signage, invoices and stationery in existence as of the Closing Date bearing a Tenneco Mark. Subject to the preceding sentence, Newco shall cease using the Tenneco Marks as soon as possible after closing during such one year period and, following the periods described above, Newco shall cease all use of any Tenneco Marks.

            5.8 Certain Matters Related to Retained and Assumed Liabilities.

            (a) With respect to all Retained Liabilities, Newco Indemnified Parties shall, at TPI's expense, reasonably cooperate with TPI, provide TPI as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by TPI and shall grant TPI, without charge, reasonable access to employees of the Containerboard Business and to the Real Property.

            (b) With respect to all Assumed Liabilities, TPI Indemnified Parties shall, at Newco's expense, reasonably cooperate with Newco, provide Newco as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by Newco and shall grant Newco, without charge, reasonable access to employees of TPI.

            5.9 Intercompany Agreements. In the period between execution of this Agreement and the Closing, TPI shall terminate and shall cause its Affiliates to terminate, any and all agreements (i) between TPI, on one hand, and any of the Contributed Subsidiaries, on the other hand, or (ii) between TPI, on one hand, and any of TPI's Affiliates, on the other hand, to the extent such agreements Relate to the Containerboard Business. Without limiting the generality of the foregoing, all intercompany loans and Non-Trade accounts receivable and Non-Trade accounts payable between TPI, and any of its Affiliates, on one hand, and any of the Contributed Subsidiaries, on the other hand, shall be eliminated via dividend or capital contribution.

            5.10 Records and Retention and Access. Newco shall keep and preserve in an organized and retrievable manner the Books and Records for at least seven years from the Closing Date. Newco shall neither dispose of nor destroy such Books and Records without first offering to turn over possession thereof to TPI by written notice to TPI at least thirty (30) days prior to the proposed date of such disposition or destruction. While such Books and Records remain in existence, each party shall allow the other party, its representatives, attorneys and accountants, if accompanied by the party's tax representatives, accountants or attorneys, at the requesting party's expense, access to the Books and Records upon reasonable request and advance notice and during normal business hours for the purpose of interviewing, examining and copying in connection with such parties' preparation of financial .

            5.11 Insurance.

            (a) TPI shall use commercially reasonable efforts to assign to Newco, to the fullest extent, all of the benefits and rights under any insurance policies held by TPI and/or any of its Affiliates with respect to any Losses arising out of, related to or in connection with the Contributed Assets, the Assumed Liabilities and the Containerboard Business with respect to events occurring prior to the Closing Date. Newco shall have the right to such benefits and rights only to the extent actually paid or payable, and exclusive of any deductibles (including pass through deductibles for which TPI or any Affiliate is required to reimburse the insurer). To the extent such assignment is not permitted, TPI shall use commercially reasonable efforts on Newco's behalf to obtain such proceeds or benefits for Newco, or otherwise to provide Newco with the benefit equivalent to that which would have been available had such assignment been permitted. (b) TPI shall cooperate with Newco in obtaining insurance policies for the Containerboard Business to be in effect from and after Closing. Notwithstanding such assistance, all decisions with respect to such policies shall be made solely by Newco, and TPI shall not have any liability, whether to Newco or to any other Person, whether as an advisor, broker or otherwise, under any other theory, in connection with providing such assistance and cooperation. TPI makes no assurances whatsoever with respect to such insurance coverage, including the availability or price thereof.

            5.12 Noncompetition. From and after the Closing:

            (a) Noncompetition. In consideration of the mutual covenants provided for herein, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompete Period"), neither TPI nor any of its Affiliates shall (i) sell containerboard or corrugated products (other than the sale of folding carton and honeycomb paperboard-type products), or otherwise engage in the business of the Containerboard Business (as conducted as of Closing), anywhere within the United States, or (ii) induce or attempt to induce any customer or other business relation of Newco or any of its Affiliates to terminate such relationship with Newco; provided that TPI shall not deemed to be competing in violation of this Section 5.12 by virtue of its or their (x) ownership of less than 5% of the outstanding stock of any publicly-traded corporation, (y) acquisition of any Person (whether by asset purchase, stock purchase, merger or otherwise) engaged in the sale of containerboard or corrugated products if such sales are not such Person's primary business and such sales are less than $100 million per year; and (z) sales of goods or services other than sales of goods or services made in the Containerboard Business as of the Closing Date (e.g., sales of plastic, foam, molded fiber, folding carton, honeycomb paperboard-type products and other products not sold by the Containerboard Business as of the Closing Date). This Section 5.12 shall not apply to any entity which might acquire TPI, or any Affiliate of TPI, or any assets or division of TPI, subject to the terms of the Stockholders Agreement.

            (b) Severability. The parties hereto agree that the covenant set forth in Section 5.12(a) is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.12(a) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            (c) Remedy for Breach. TPI, PCA and Newco acknowledge and agree that in the event of a breach of any of the provisions of this Section 5.12, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, PCA, Newco and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provision hereof.

            5.13 Exclusivity. TPI and Tenneco will not, and will not permit or cause their respective officers, directors, agents and Affiliates to, discuss a possible sale or other disposition of all or any part of the assets of the Containerboard Business other than the sale of Inventory in the ordinary course of business or other sales or dispositions permitted by this Agreement (whether by merger, reorganization, recapitalization or otherwise) with any party other than PCA and its Affiliates (an "Acquisition Proposal"), or provide any information to any other party regarding the Containerboard Business other than information which is traditionally provided in the regular course of its business operations to third parties where TPI or Tenneco and its officers, directors, agents and Affiliates have no reason to believe that such information may be utilized to evaluate a possible sale or other disposition of the Containerboard Business. TPI and its officers, directors and Affiliates (i) do not have any agreement, arrangement or understanding with any third party with respect to any Acquisition Proposal (other than confidentiality agreements),
(ii) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal and (iii) will promptly notify PCA if any Acquisition Proposal, or any inquiry or contact with any Person or entity with respect thereto, is made.

            5.14 Delivery of Most Recent Year End Statement and the Stub Period Statements and Regulation S-X Financial Statements. As soon as practicable, but in any event no later than March 31, 1999 TPI will deliver to PCA a copy of the Most Recent Year End Statement, which statements shall be attached as part of
Schedule 3.6. Prior to the Closing, TPI shall furnish or shall cause TPI's independent accountants to furnish audited financial statements for the Containerboard Business for the years ended December 31, 1996, 1997 and 1998 in a form meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended ("Regulation S-X"). In addition, prior to the Closing, or as soon as practicable thereafter in the case of (iii) below, TPI shall provide to Newco:
(i) unaudited selected financial data as of and for the years ended December 31, 1994 and 1995 (as described in Regulation S-K of the Securities Act of 1933, as amended); (ii) unaudited condensed combined statements of assets, liabilities and interdivision account as of March 31, 1998, June 30, 1998, and September 30, 1998, and the related unaudited condensed combined statements of revenues, expenses and interdivision account and cash flows for the three months ended March 31, 1998, the three and six months ended June 30, 1998, and the three and nine months ended September 30, 1998; and (iii) in the event the Closing Date is later than March 31, 1999, unaudited condensed combined statements of assets, liabilities and interdivision account and the related unaudited condensed combined statements of revenues, expenses and interdivision account and cash flows for any interim periods as are required by Regulation S-X. The financial statements and financial data in (i) through (iii) are collectively known as the "Regulation S-X Financial Statements." The Regulation S-X Financial Statements will be prepared in accordance with GAAP and in a form meeting the requirements of Regulation S-X for Newco's or its Subsidiaries' registration statement and any amendments thereto in connection with the New Financing Arrangements.

            5.15 Consent of TPI Auditors. TPI shall use its commercially reasonable efforts to obtain prior to the Closing the written agreement (the "Auditor Consent Letter") of Arthur Anderson LLP ("AA") to permit the use of the Audited Financial Statements and any applicable Stub Period Financial Statements
(a) in connection with Newco's offerings of securities as contemplated by the Commitment Letters, and (b) subject to AA's normal procedures, in other private or public offerings of securities as may be reasonably requested by Newco. In addition, TPI will use commercially reasonable efforts to cause AA to provide a comfort letter in accordance with SAS 72 for any such offering.

            5.16 Covenant Regarding Campbell Road Property. Prior to the Closing, TPI shall permit PCA and its representatives to have full access, in accordance with Section 5.1 hereof, to the Campbell Road Property for the purposes of conducting such due diligence review of such property as PCA reasonably deems appropriate. If, based upon such review, PCA identifies any existing environmental conditions the reasonable costs of addressing which could reasonably be expected to exceed $1,000,000 within five years from the Closing Date, PCA may, in its sole discretion, elect to instruct TPI to retain the Campbell Road Property, in which case, the Campbell Road Property shall constitute Retained Real Property rather than Owned Real Property for purposes hereof and TPI shall be deemed to have consented to the appropriate revisions to the Schedules and any other necessary amendments to this Agreement to reflect such election.

            5.17 Post Closing Sales of Management Stock. If (i) TPI has delivered PCA a Dilution Notice in accordance with the terms hereof and (ii) any members of management purchase Management Stock in the 120-day period following the Closing Date, then either (x) TPI shall sell shares of its Common Stock to such members of management, on the same terms as Newco would sell such shares, provided that such sales by TPI would not violate any state and federal securities laws and are in compliance with and pursuant to an exemption from registration under all state and federal securities laws, or (y) in the event that such sales by TPI cannot be implemented due to such restrictions in the foregoing clause (x), Newco shall sell such shares of Common Stock to such members of Management, and shall simultaneously redeem from TPI one share of Common Stock for each share sold to such Persons, at a redemption price per share equal to the per share price paid by the Persons purchasing such Management Stock (provided such amount is equal to the price per share paid for Common Stock purchased by PCA at Closing hereunder), provided such sales and redemptions are permitted under the New Financing Arrangements. Any shares sold by TPI under this Section 5.17 shall not be subject to, or entitle the holder to any of the benefits of, the Stockholders Agreement or the Registration Rights Agreement.

            5.18 Certain Litigation and Claims. TPI shall indemnify Newco if and to the extent any Losses for the following matters exceeds the following amounts:

                    Matter No.  3.A on Schedule 3.7:    $350,000
                    Matter No.  1.K on Schedule 3.7:    $150,000
                    Matter No.  2.F on Schedule 3.7:    $250,000

Newco shall use its commercially reasonable efforts to settle or otherwise resolve such matters, in accordance with Newco's reasonable business judgment, for the least amount practical. Upon request, Newco will inform TPI as to the status of such matters. In the event Newco proposes a definitive settlement, for which a settlement agreement has been agreed to by all of the other parties thereto, that TPI does not approve, Newco may pay TPI the amount of such settlement (up to the aforesaid limits), and TPI shall be responsible for, and indemnify Newco from and against, all Losses in connection with such matters

            5.19 ACC.

                  (a) The parties acknowledge that the shares of ACC held by TPI are subject to the terms and conditions set forth in that certain Subscription and Shareholders Agreement dated as of August 21, 1989, between Larry E. Homan ("Homan") and TPI (the "ACC Agreement"), a true and complete copy of which has been previously delivered to PCA.

                  (b) Within 30 days from the date hereof, Newco shall instruct
            TPI to (i) seek Homan's consent to the transfer of the ACC shares to Newco without triggering the provisions of Section 5.1 or 5.2 of the ACC Agreement, (ii) deliver an Offering Notice (as defined in the ACC Agreement) to Homan under Section 5.1 of the ACC Agreement with respect to the proposed transfer of the ACC shares to Newco, at a price to be reasonably determined (based upon estimated fair market value) by TPI and Newco, granting Homan a right of first refusal to purchase the shares of ACC owned by TPI at such price on the terms set forth in Section 5.1 of the ACC Agreement, or (iii) deliver a Notice of Purchase (as defined in the ACC Agreement) to Homan under Section 5.2 of the ACC Agreement, at a price determined by Newco, granting Homan the right to purchase TPI's shares of ACC at such price, and requiring TPI to purchase Homan's shares at such price if Homan does not elect to purchase TPI's shares.

                  (c) If Homan consents to the transfer of the ACC shares to
            Newco, or if an Offering Notice is given pursuant to Section 5.19(b)(ii) and Homan does not elect to purchase TPI's shares of ACC, such shares shall be contributed to Newco as part of the Contributed Assets. If an Offering Notice is given pursuant to
            Section 5.19(b)(ii) or a Notice of Purchase is given pursuant to
            Section 5.19(b)(iii) and Homan elects to purchase TPI's shares of ACC, TPI shall sell such shares to Homan and Newco shall receive the proceeds thereof. If a Notice of Purchase is given pursuant to
            Section 5.19(b)(iii) and Homan does not elect to purchase TPI's shares of ACC, Newco shall purchase Homan's shares of ACC, and TPI's shares of ACC shall be contributed to Newco as part of the Contributed Assets.

                  (d) In no event shall the Cash Contribution, the Cash
            Distribution, or the stock issuances contemplated by this Agreement be effected by the disposition or transfer of the ACC shares.

            5.20 Write Down. Prior to Closing, TPI will write down the Contributed Assets to fair market value based on the value of the consideration received by TPI pursuant to this Contribution Agreement unless prohibited by GAAP. The parties agree that 100% of the Common Stock of Newco will have a fair market value of $430 million immediately after the transactions contemplated by this Agreement.

            5.21 Newco Right to Assume Certain Contracts. Newco shall have the right to assume any Contract not included in the Assumed Liabilities by reason of the exclusion in Section 1.1(j)(i) thereof. Newco must assume or reject such Contract within 30 days after discovery or notice of such Contract. If Newco assumes such Contract, such Contract shall be included in the Contributed Assets. Any such assumption must be for all benefits and obligations under the Contract arising from and after the date of assumption, provided that, notwithstanding such assumption, TPI shall be liable for performance of all obligations incurred prior to the date of assumption, and shall indemnify Newco against any and all Losses attributable to such Contract arising or based on event occurring prior to the date on which Newco elects to assume such Contract.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

            6.1 Conditions to the Obligations of PCA and TPI. The obligations of the parties hereto to effect the Closing and otherwise under Article II hereof are subject to the satisfaction (or waiver by both PCA and TPI) prior to the Closing of the following conditions:

            (a) HSR Act. All filings under the HSR Act shall have been made and any required waiting period under such laws (including any extensions thereof obtained by request or other action of any governmental authority) applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

            (b) No Injunctions. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing.

            6.2 Conditions to the Obligations of PCA. The obligations of PCA to effect the Closing and otherwise under Article II hereof are subject to the satisfaction (or waiver by PCA) prior to the Closing, of the following conditions:

            (a) Representations and Warranties. The representations and warranties of TPI contained herein shall have been true and correct in all material respects when made and shall be true and correct in all respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), except to the extent the failure of any such representations or warranties to be true and correct in all respects could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and PCA shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of TPI.

            (b) Covenants. The covenants and agreements of TPI to be performed on or prior to the Closing shall have been duly performed in all material respects, and PCA shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of TPI.

            (c) Most Recent Year End Statement. TPI shall have delivered the Most Recent Year End Statement to PCA prepared and presented in accordance with Sections 3.6 and 5.14 and on a consistent basis with the audited financial statements for the year ended December 31, 1997. The Most Recent Year End Statement shall demonstrate Adjusted EBITDA, as described in this Section 6.2(c), of at least $309.8 million. Adjusted EBITDA is defined as operating profit adjusted for the following items (if reflected in Most Recent Year

End Statement): plus (i) interest expense, plus (ii) depreciation, depletion and amortization expenses, plus (iii) lease expense related to leases terminated as a result of the transaction, minus (iv) amortization of deferred gain on refinanced leases included in operating profit, plus (v) the amount of corporate allocations minus management's estimate of total divisional and corporate overhead costs ($69.2 million) plus divisional overhead costs, plus (vi) charge related to the 1998 restructuring included in operating profit, and plus (vii) rebates TPI or its Affiliates included in operating profit. An example of the foregoing calculation is set forth on Schedule 6.2(c).

            (d) New Financing Arrangements; No Liens or Indebtedness. PCA shall have obtained, on behalf of TPI for assignment to and assumption by Newco at Closing, the New Financing Arrangements under which TPI is to be the initial borrower, and shall have obtained on behalf of Newco all other New Financing Arrangements, in each case as described in the Commitment Letters or otherwise on a basis reasonably satisfactory to PCA and TPI (as provided in Section 5.3(b)), and all conditions to funding under the New Financing Arrangements shall have been satisfied or waived by requisite lenders thereunder. Each of the Contributed Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances, and the Containerboard Business shall not have or be liable for any indebtedness (meaning, for purposes hereof, any indebtedness for borrowed money or any other obligation that is fixed as to amount or certainty), or obligation giving rise to any lien on any of the Contributed Assets (other that the Permitted Encumbrances) other than the Assumed Indebtedness. The Purchased Property and all other Contributed Assets shall be free and clear of all Encumbrances with respect to Existing Financing Arrangements.

            (e) No Material Adverse Change. Since the date of the Most Recent Statement of Assets and Liabilities, the Containerboard Business shall not have suffered a Material Adverse Change.

            (f) TPI Required Consents. TPI shall have obtained and delivered copies to PCA of all Required Consents identified on Schedule 3.3 and any other Consents reasonably indicated by PCA or Newco's lenders in connection with the New Financing Arrangements as required for the continued operation of the Containerboard Business by Newco following Closing in accordance with past practices.

            (g) Senior Management Arrangements. Newco shall have entered into an employment arrangement with Mr. Paul T. Stecko on the terms set forth in that certain letter dated January 25, 1999, between PCA and Mr. Stecko, and as of Closing Mr. Stecko shall confirm that he is willing to serve in the capacity and on the terms set forth in such letter.

            (h) Resignation of Officers and Directors. All officers and directors of the Contributed Subsidiaries shall resign, effective as of the Closing, except as PCA shall otherwise request.

            (i) Closing Documents. TPI and Newco shall have executed and delivered to Newco and PCA all of these documents, instruments, agreements and other deliveries described in Sections 2.4(a) and 2.4(c).

            (j) Estoppel Certificates. TPI shall have obtained and delivered estoppel certificates with respect to those sites for which estoppel certificates shall have been requested by the lenders in connection with the New Financing Arrangements.

            (k) Lemelson Settlement. Either (i) Newco shall have received from the Lemelson Foundation Partnership, either directly or through TPI, a royalty-free license or sublicense under all patents relating to machine vision, bar coding or flexible manufacturing that either have issued, or that in the future may issue, with Jerome H. Lemelson as a named inventor and which patents are now, or in the future may be owned by, or able to be licensed by, the Lemelson Foundation Partnership (collectively the "Lemelson Patents") and such license or sublicense shall include the right for Newco to make, use, sell and/or lease any and all products, apparatus, methods and services of the Containerboard Business, subject to any additional terms and conditions included in the royalty-free license (or sublicense), or (ii) in the event such a license or sublicense is not obtained by Closing, TPI shall defend indemnify and hold harmless the PCA Indemnified Parties from, against and in respect of any claim of infringement of the Lemelson Patents asserted against any of the PCA Indemnified Parties, directly or indirectly, relating to or arising out of Newco making, using, selling and/or leasing products, apparatus, methods and services of the Containerboard Business; provided TPI's obligations hereunder shall apply only to the extent of the levels of production of the Containerboard Business affected by the Lemelson Patents as of the Closing Date.

            (l) Auditor Consent Letter. TPI shall have obtained and delivered a copy to PCA of the Auditor Consent Letter and related "cold comfort" letter for the financing arrangements contemplated as part of the New Financing Arrangements, each of which shall be in form and substance reasonably satisfactory to PCA.

            (m) Existing Financing Arrangements; Leased Real Property. TPI shall have delivered to PCA, in form and substance reasonably satisfactory to PCA, evidence that all of the obligations arising under or related to the Existing Financing Arrangements have been paid and satisfied in full and that TPI has obtained a fee simple interest in all of the Purchased Property, free and clear of all Encumbrances other than Permitted Encumbrances, but free and clear of all Encumbrances in connection with the Existing Financing Arrangements.

            (n) No Shared Facilities. Except as provided in the Facility Use Agreement and for the Transition Real Property, none of the Owned Real Property or the Leased Real Property or other assets of the Containerboard Business shall be owned, used or occupied in whole or in part by TPI or any of its Affiliates other than in connection with the operation of the Containerboard Business.

            6.3 Conditions to the Obligations of TPI. The obligations of TPI to effect the Closing and otherwise under Article II hereof are subject to the satisfaction (or waiver by TPI) prior to the Closing of the following conditions:

            (a) Representations and Warranties. The representations and warranties of PCA contained herein shall have been true and correct in all material respects when made and shall be true and correct in all respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), except to the extent the failure of any such representations or warranties to be true and correct in all respects, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and TPI shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of PCA.

            (b) Covenants. The covenants and agreements of PCA to be performed on or prior to the Closing shall have been duly performed in all material respects, and TPI shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of PCA.

            (c) New Financing Arrangements. PCA shall have obtained on behalf of TPI, for assignment to and assumption by Newco at Closing, the New Financing Arrangements under which TPI is to be the initial borrower and all conditions to funding such New Financing Arrangements shall have been satisfied or waived. PCA shall have obtained on behalf of Newco all other New Financing Arrangements and all conditions to funding under such New Financing Arrangements shall have been satisfied or waived.

            (d) Management Incentive Plan. Any stock option, management incentive, stock appreciation, phantom stock, or other similar plan established for Newco's management as of the Closing whereby such persons receive, or receive options or rights to acquire, any equity in Newco or equity-based compensation shall provide that the maximum amount of equity or equity equivalents (such as stock appreciation rights or phantom stock) that may be earned, acquired, paid or distributed under such plan, together with Management Stock issued at the Closing or within 120 days following Closing, shall not exceed 9.8% of the outstanding equity (in a fully diluted basis) of Newco.

            (e) Closing Documents. PCA and Newco shall have executed and delivered to TPI and Newco, all of those documents, instruments, agreements and other deliveries described in Section 2.4(b) and Section 2.4(i).

                                   ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

            7.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing (regardless of any investigation, inquiry or examination made by or on behalf of, or any knowledge of any party hereto or the acceptance of any party or on its behalf of a certificate and opinion) for the respective periods (each, a "Survival Period") set forth in this Section 7.1. All of the representations and warranties of TPI contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of the 18 month period commencing on the Closing Date, except that
(a) the representations and warranties set forth in Section 3.8 shall survive until the expiration of the applicable statute of limitation (including any extension thereof), (b) the representations and warranties set forth in Sections 3.1-3.5, 3.16(a)-(c), 3.17, and 4.1-4.6 shall have no expiration date and (c) the representations and warranty set forth in Section 3.19 shall survive only until Closing. Any claim for indemnification for breach of a representation and warranty must be made during the applicable Survival Period. In the event notice of any claim for indemnification for a breach of a representation or warranty is given (within the meaning of Section 10.1) within the applicable Survival Period, an Indemnifying Party's obligations with respect to such indemnification claim shall survive until such time as such claim is finally resolved.

            7.2 Indemnification by PCA and Newco.

            (a) PCA shall indemnify, defend and hold harmless TPI, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "TPI Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the TPI Indemnified Parties, directly or indirectly, relating to or arising out of (i) subject to Section 7.2(c), any breach of any representation or warranty made by PCA contained in this Agreement, and (ii) the breach of any covenant or agreement of PCA contained in this Agreement.

            (b) Newco shall indemnify, defend and hold harmless the TPI Indemnified Parties and the PCA Indemnified Parties from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the TPI Indemnified Parties or the PCA Indemnified Parties, directly or indirectly, relating to or arising out of (i) the breach of any covenant or agreement of Newco contained in this Agreement, and (ii) the Assumed Liabilities; provided that Newco shall have no indemnification obligations hereunder in respect of Losses incurred or suffered by a Person solely in such Person's capacity as an equity holder or a debt holder (such as a diminution of value of such equity or debt) of Newco.

            (c) PCA shall not be liable to the TPI Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a)(i) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to $12,500,000 (the "Deductible"), and then only for all such Losses in excess thereof up to an aggregate amount equal to $150,000,000 (the "Cap"); provided that Losses from breaches of the representations and warranties in Sections 4.1-4.6 shall not be subject to the Cap and the Deductible.

            (d) TPI acknowledges that this Article VII constitutes TPI's sole remedy against PCA or Newco with respect to any of the matters referred to herein other than with respect to claims based on fraud, including any Losses or liability under any Environmental Law or with respect to any Hazardous Substances, and expressly waives any other rights or causes of action, including under any Environmental Law or with respect to any claim involving the presence of or exposure to any Hazardous Substances.

            7.3 Indemnification by TPI.

            (a) TPI shall indemnify, defend and hold harmless Newco, PCA, their Affiliates and, if applicable, their respective directors, officers, shareholders, partners, members, lenders, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "PCA Indemnified Parties" and, collectively with the TPI Indemnified Parties, the "Indemnified Parties") from, against and in respect and to the extent of any Losses imposed on, sustained, incurred or suffered by or asserted against each of the PCA Indemnified Parties, directly or indirectly, relating to or arising out of

                  (i) subject to Section 7.3(b), any breach of any
            representation or warranty made by TPI contained in this Agreement;

                  (ii) the Retained Liabilities;

                  (iii) the breach of any covenant or agreement of TPI contained in this Agreement;

                  (iv) provided such claim is made during the 18-month period commencing on the Closing Date, any liabilities from any Losses arising from, related to or incurred in connection with any state of facts or conditions or transactions (or series of facts, conditions or transactions) existing at or prior to the Closing Related to the Containerboard Business, other than (A) the Assumed Indebtedness,
            (B) the liabilities reflected on the Final Working Capital Statement, (C) liabilities and obligations disclosed pursuant to TPI's representations or warranties in this Agreement or in the Disclosure Memorandum (none of which relates to any liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit), (D) matters arising from or in connection with the matters disclosed on Schedule 3.7 or Schedule 3.11, and (E) other liabilities incurred in the ordinary course of business (none of which is or relates to any liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit); provided, however, that if a liability for a matter which for indemnification is sought under this clause (iv) would also constitute a breach of a representation or warranty of TPI in
            Article III hereof (other than Section 3.19), TPI's sole obligation with respect to such liability, if any, shall be determined pursuant to Section 7.3(a)(i) hereof and not this Section 7.3(a)(iv), and provided further that TPI shall not have any liability with respect to a matter that is the subject of a representation and warranty hereunder but which was not required to be disclosed hereunder or in the Disclosure Memorandum due to the specific thresholds or exclusions included in such representation and warranty; and

                  (v) any liabilities arising with respect to the matters
            described in Section 6.2(k)(ii).

Newco and PCA acknowledge that Section 5.12(c), Section 5.18, and this Article VII constitute Newco's and PCA's sole remedy with respect to any of the covered by this Article VII, other than with respect to claims based on fraud, including any Losses or liability under any Environmental Law or with respect to any Hazardous Substances and expressly waives any other rights or causes of action, including under any Environmental Law or with respect to any claim involving the presence of or exposure to any Hazardous Substances.

            (b) TPI shall not be liable to the PCA Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a)(i) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to the Deductible, and then only for all such Losses in excess thereof up to an aggregate amount equal to the Cap; provided that Losses from breaches of the representations and warranties in Sections 3.1-3.5, 3.8, 3.16(a)-(c) and 3.17 shall not be subject to the Cap or the Deductible. TPI shall not be liable to the PCA Indemnified Parties for any Losses for which and to the extent (and only to the extent) a reserve is specifically provided on the Final Working Capital Statement that was not specifically provided in the Most Recent Statement of Assets or Liabilities, or to the extent of any increase in any such reserve on the Final Working Capital Statement from the amount of such reserve on the Most Recent Statement of Assets and Liabilities. In order to avoid double counting, the portion of any Loss incurred or sustained by Newco and PCA, respectively, will be determined after giving effect to indemnification payments (if any) made in respect of such Loss to the other Person. In the event of a breach of the representation contained in Section 3.8(h), the amount of any Loss shall be determined in the same manner in which Tax Benefits are determined under Section 7.6.

            7.4 Indemnification Procedures.

            (a) Any Indemnified Person making a claim for indemnification pursuant to Section 7.2 or 7.3 above must give the party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim describing such claim with reasonable particularity and the nature and amount of such Loss to the extent that the nature and amount of such Loss is known at such time) (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Governmental Authority or other third party or otherwise discovers the liability, obligations or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section
7.2 or 7.3, as applicable, except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

            (b) The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Indemnification Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand.

            (c) If (i) the Indemnifying Party agrees in writing to be, responsible for the full amount of such Loss, and (ii) the claim for indemnification does not relate to a matter (A) that, if determined adversely, could reasonably be expected to expose the Indemnified Party to criminal prosecution or penalties, (B) that, if determined adversely, could reasonably be expected to result in the imposition of a consent order, injunction or decree which would restrict the activity or conduct of the Indemnified Party or any Affiliate thereof, or (C) for which the Indemnified Party shall have reasonably concluded, in good faith, after consultation with the Indemnifying Party, that such representation is likely to result in a conflict of interest or materially jeopardize the viability of such defense, then the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnifying Party in no event shall have any right to control (as opposed to participate in pursuant to Section 7.4(d) hereof) the defense of any claim and shall pay the expenses of the Indemnified Party's defense of such claim if:

                  (x) the Indemnifying Party does not agree in writing to be responsible for the full amount of any claim;

                  (y) the claim for indemnification Relates to a matter (A)
            that, if determined adversely, could reasonably be expected to expose the Indemnified Party to criminal prosecution or penalties, (B) that, if determined adversely, could reasonably be expected to result in the imposition of a consent order, injunction or decree which would restrict the activity or conduct of the Indemnified Party or any Affiliate thereof, (C) for which the Indemnified party shall have reasonably concluded, in good faith, after consultation with the Indemnifying Party, that such representations is likely to result in a conflict of interest or materially jeopardize the viability of such defense; or

                  (z) a court determines that the Indemnified Party is not
            vigorously defending the claim.

            (d) If the claim relates to a matter for which both the Indemnifying Party and any Indemnified Party could be liable or responsible hereunder, such as a Loss for which both parties could be partially liable due to the Cap and Deductible, the Indemnifying Party and the Indemnified Parties shall cooperate in good faith in the defense of such action. No party shall settle any claim without the prior consent of the other party (which consent shall not be unreasonably withheld); provided, however, that an Indemnified Party shall not be required to consent to any settlement if the proposed settlement (i) does not provide for a full release of all claims against such Indemnified Party, (ii) is on a basis which would result in the imposition of a consent order, injunction or decree or any other restriction on the activity or conduct of such Indemnified Party, or (iii) is on a basis which could, in such Indemnified Party's judgment, expose such Indemnified Party to criminal liability or required an admission of wrongdoing by such Indemnified Party; provided further that, the foregoing notwithstanding, an Indemnified Party may settle or compromise any claim without the prior consent of the Indemnifying Party if under Section 7.3(c) the Indemnifying Party had no right to control the defense of such claim. If an Indemnified Party does not consent to a definitive settlement proposed by the Indemnifying Party (with respect to which a settlement agreement has been agreed to by all parties other than the Indemnified Party) which settlement satisfies the foregoing clauses (i) through
(iii) or if the Indemnifying Party does not consent to a settlement proposed by an Indemnified Party, then the party declining such settlement shall thereafter have full control of the defense of such claim, and the maximum liability of the party that proposed such settlement shall be determined as though such matter had settled on the terms so proposed, and, if applicable, the amount of the proposed settlement, together with all legal costs and expenses incurred in connection with such matter through and including the proposed settlement date, shall be deemed the amount of the Loss of the Indemnified Party for purposes of determining whether the Cap and Deductible have been met. If both parties agree to the settlement, the relative liabilities of the parties for such Losses shall be determined as provided in the other provisions of this Article VII.

            (e) All costs and expenses incurred by the Indemnifying Party in defending claim or demand under Section 7.4(c), and all costs and expenses incurred by the Indemnified Party in defending claim or demand which the Indemnifying Party has elected not to defend (including by virtue of its failure to give timely notice to the Indemnified Party) or is not permitted to defend under Section 7.4(c) shall be a liability of, and shall be paid by, the Indemnifying Party.

            (f) To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnifying Party and Indemnified Parties shall use their best efforts in the defense of all such claims.

            7.5 Acknowledgment Regarding Environmental Liabilities. PCA and TPI acknowledge the allocation of relative responsibility for liabilities under Environmental Laws under this Agreement is a material term of this Agreement, and that (i) they have taken such matters into consideration in determining the financial and other terms of this transaction, and (ii) they understand that Newco is accepting all risks resulting or arising in any way from any known or unknown liabilities in connection with such matters (other than the Retained Environmental Liabilities or liabilities as to which indemnification is provided under Section 7.3(a)) and TPI is retaining all risks relating the Retained Environmental Liabilities and indemnifying Newco for certain Losses relating to environmental matters under Section 7.3(a), and (iii) they acknowledge that neither shall have any claim of any nature against the other or the other's Affiliates in connection with any matters relating to known or unknown soil or groundwater contamination or any other claims under any Environmental Laws, other than as set forth herein.

            7.6 Computation of Losses Subject to Indemnification. The amount of any Loss for which indemnification is provided under this Article VII shall be computed net of any insurance proceeds actually received by the Indemnified Party in connection with such Loss. Indemnification for any Loss shall be determined and paid without reduction for any Tax Benefits not yet realized by the Indemnified Party. The Indemnified Party will pay to the Indemnifying Party the amount of any Tax Benefits attributable to the Loss actually realized by the Indemnified Party promptly after such Tax Benefits are realized; provided, however, that in the event such Tax Benefits are realized prior to the indemnification payment hereunder, such indemnification payment shall be reduced by Tax Benefits previously realized in lieu of a separate payment to the Indemnifying Party. The amount of any Tax Benefit shall be determined (i) by comparing the liability of the Indemnified Party for Taxes, determined without the Loss, to the liability of the Indemnified Party for Taxes, taking into account the Loss and (ii) by treating any items attributable to the Loss as the last items claimed by the Indemnified Party in any given Tax Period. The amount of any Loss for which indemnification is provided under this Article VII shall exclude consequential and punitive damages and lost profits by an Indemnified Party, provided that any consequential or punitive damages or lost profits of a third party for which an Indemnified Party is liable shall be included in computing such Indemnified Party's Loss.

            7.7 Characterization of Indemnification Payments. All amounts paid by PCA, Newco, or TPI, as the case may be, under Article II, Article V, this
Article VII, or Article VIII shall be treated as adjustments to the amount contributed to Newco by PCA or TPI, pursuant to Section 2.4(a) or (b) hereof, as appropriate for all Tax purposes.

                                  ARTICLE VIII

                                  TAX COVENANTS

            8.1 Liability for Taxes.

            (a) TPI shall be liable for, and shall indemnify, defend and hold Newco harmless from and against, any and all Taxes imposed on or with respect to the Contributed Subsidiaries, or their respective assets, operations or activities for any Pre-Closing Period, except to the extent that any such Taxes are a Current Liability and are reflected on the Final Working Capital Statement.

            (b) Newco shall be liable for, and shall indemnify, defend and hold TPI harmless from and against, any and all Taxes imposed on or with respect to the Contributed Subsidiaries or their respective operations, ownership, assets or activities for any Post-Closing Period.

            (c) Tax items shall be apportioned between Pre-Closing Periods and Post-Closing Periods based on a closing of the books and records of the relevant entity or entities as of the Closing Date (provided that (i) depreciation, amortization and depletion for any Straddle Period shall be apportioned on a daily pro rata basis and (ii) any Taxes imposed on a periodic basis (including real property Taxes, but not including Taxes based on income and receipts) for any Straddle Period shall be apportioned on a daily pro rata basis). Notwithstanding anything to the contrary in the preceding sentence, the parties agree that for U.S. federal income Tax purposes, Tax items for any Straddle Period shall be apportioned between Pre-Closing Periods and Post-Closing Periods in accordance with U.S. Treasury Regulation Section 1.1502-76(b), which regulation shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding sentence. Neither TPI nor PCA will exercise any option or election (including any election to ratably allocate a Tax year's items under Treasury Regulation Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with this section.

            8.2 Preparation of Tax Returns.

            (a) TPI shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due, any Tax Return that is required to include the operations, ownership, assets or activities of TPI, with respect to the Contributed Assets, or of any Contributed Subsidiary for Tax Periods ending on or before the Closing Date. TPI shall provide Newco with copies of any such Tax Returns (to the extent that they relate to the Contributed Assets or the Containerboard Business and reasonably may have a material effect on Newco's and its Affiliates' liability for Taxes) at least 30 days prior to the due date (as extended) for filing such Tax Returns. In the event that Newco reasonably determines that any such Tax Return should be modified, Newco shall notify TPI of Newco's proposed modifications no later than 15 days from the date of receipt of such Tax Return. To the extent that TPI disagrees with such modifications, Newco and TPI shall endeavor to agree on the positions to be taken on such return. To the extent that they are unable to do so, a "Big-Five" accounting firm (other than the regular auditor of TPI or Newco) shall be retained to determine the position to be taken, with the fees and expenses of such accounting firm to be borne equally by TPI and Newco. Any such Tax Return which TPI is required to prepare under the terms hereof shall (to the extent such Tax Return relates to the Contributed Assets or the Containerboard Business and reasonably may have a material effect on Newco's or its Affiliates' Tax liability) be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Tax
Law), and to the extent any item is not covered by such past practices (or such past practices are no longer permissible under the Applicable Tax Law), in accordance with reasonable Tax accounting practices selected by TPI. Newco shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all Tax Returns that are required to include the operations, ownership, assets or activities Related to the Containerboard Business or of any Contributed Subsidiary for any Tax Period ending after the Closing Date (including, solely with respect to the Contributed Subsidiaries, Straddle Period Returns). Newco shall provide TPI with copies of any Straddle Period Tax Returns required to be filed by Newco hereunder at least 30 days prior to the due date (as extended) for filing such Tax Returns. In the event TPI reasonably determines that any Straddle Period Tax Return should be modified, TPI shall notify Newco of TPI's proposed modifications no later than fifteen days from the date of receipt of such Tax Return. To the extent that Newco disagrees with such modifications, Newco and TPI shall endeavor to agree on the positions to be taken on such return. To the extent that they are unable to do so, a "Big Five" accounting firm (other than the regular auditor of TPI or Newco) shall be retained to determine the position to be taken, with the fees and expenses of such accounting firm to be borne equally by TPI and Newco. Any Straddle Period Tax Return which Newco is required to prepare under the terms hereof shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Tax Law), and to the extent any item is not covered by such past practices (or such past practices are no longer permissible under the Applicable Tax Law), in accordance with reasonable Tax accounting practices selected by Newco.

            (b) TPI shall prepare and provide to Newco such Tax information as is reasonably requested by Newco with respect to the operations, ownership, assets or activities of TPI, with respect to the Contributed Assets, or of any Contributed Subsidiary for Straddle Periods to the extent such information is relevant to any Tax Return which Newco has the right and obligation hereunder to file.

            (c) The party not preparing a Tax Return shall pay the party preparing such Tax Return an amount equal to the non-preparing party's share of the Taxes shown on such Tax Return, if any, determined in accordance with the principles of Articles VII and VIII, not later than 2 business days before the filing of such Tax Return.

            8.3 Amended Tax Returns.

            (a) Any amended Tax Return or claim for Tax refund for any Contributed Subsidiary for any Pre-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by TPI who shall not be obligated to make (or cause to be made) such filing. TPI shall not, without the prior written consent of Newco (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of Newco or any Affiliate of Newco for any Post-Closing Period. At Newco's request, TPI shall file an amended Tax Return with respect to Taxes accrued on the Final Working Capital Statement, except to the extent TPI reasonably objects.

            (b) Any amended Tax Return or claim for Tax refund for any Straddle Period shall be filed by the party responsible for filing the original Tax Return hereunder if either Newco or TPI so requests, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of Newco (if the request is made by TPI) or of TPI (if the request is made by Newco).

            (c) Any amended Tax Return or claim for Tax refund for any Post-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by Newco, who shall not be obligated to make (or cause to be made) such filing. Newco shall not, without the prior written consent of TPI (which consent shall not be unreasonably withheld or delayed) file, or cause to be filed, any such filing to the extent that such filing, if accepted, reasonably might change the Tax liability of TPI or any Affiliates of TPI for any Pre-Closing Period.

            8.4 Carrybacks and Carryforwards.

            (a) To the extent permitted by Applicable Tax Law, unless TPI, in its sole and absolute discretion, consents, Newco shall not and shall not permit any Contributed Subsidiary to carry back any losses or credits accruing after the Closing Date to any Tax Return of TPI, a Contributed Subsidiary, or any Affiliate of either TPI or a Contributed Subsidiary for any Pre-Closing Period. To the extent permitted by Applicable Tax Law, Newco shall and shall cause each Contributed Subsidiary to make any elections and take all such actions necessary to avoid any such carry back. To the extent that, under Applicable Tax Law, a Contributed Subsidiary is required to carry back any losses or credits accruing after the Closing Date to any Tax Return of TPI or its Affiliates, TPI shall pay to Newco the amount of any Tax Benefit actually realized by TPI and its Affiliates as a result of such carryback promptly after such Tax Benefits are realized. The amount of any Tax Benefit shall be determined (i) by comparing the liability of TPI and its Affiliates for Taxes, determined without the carryback, to the liability of TPI and its Affiliates for Taxes, taking into account the carryback and (ii) by treating the carryback as the last item claimed by TPI and its Affiliates in any given Tax Period.

            (b) TPI shall not be liable hereunder for any decrease to any net operating loss carry forward or any other Tax attributes available to a Contributed Subsidiary resulting from adjustments to any item of income, deduction, credit, or exclusion on Tax Returns for which TPI is responsible.

            8.5 Additional Tax Matters.

            (a) As of the Closing Date, TPI shall cause all Tax allocation, Tax sharing, Tax reimbursement and similar arrangements or agreements between TPI and its Affiliates, on the one hand, and any of the Contributed Subsidiaries, on the other, to be extinguished and terminated with respect to such Contributed Subsidiaries and any rights or obligations existing under any such agreement or arrangement to be no longer enforceable.

            (b) After the Closing Date, Newco will cause appropriate employees of the Contributed Subsidiaries to prepare usual and customary Tax Return packages with respect to the Tax Period beginning January 1, 1999 and ending as of the Closing Date. Newco will use its commercially reasonable efforts to cause such Tax Return packages to be delivered to TPI on or before March 1, 2000, but in any event not later that May 1, 2000.

            (c) TPI and Newco agree that Newco has acquired substantially all of the property used in the Containerboard Business and that in connection therewith Newco will employ individuals who immediately before the Closing Date were employed in such trade or business by TPI. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, provided that TPI makes available to Newco all necessary payroll records for the calendar year that includes the Closing Date, Newco will furnish a Form W-2 to each employee employed by Newco who had been employed by TPI, disclosing all wages and other compensation paid for such calendar year, and Taxes withheld therefrom, and TPI will be relieved of the responsibility to do so.

            (d) If Newco or any Contributed Subsidiary receives a Tax refund with respect to Taxes of any Contributed Subsidiary attributable to a Pre-Closing Period (other than a Tax refund accrued on the Final Working Capital Statement or a refund of Taxes accrued on the Final Working Capital Statement ) Newco shall pay, within the thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund, net of any Taxes imposed thereon, to TPI. If TPI receives a Tax refund with respect to Taxes of any Contributed Subsidiary attributable to any Post-Closing Period or any Taxes accrued on the Final Working Capital Statement, TPI will pay, within thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund, net of any Taxes imposed thereon, to Newco. In the case of any Tax refund with respect to Taxes of a Contributed Subsidiary attributable to a Straddle Period, the Tax refund shall be apportioned between Pre-Closing Periods and Post-Closing Periods in accordance with the principles of Section 8.1(c) hereof; provided that to the extent any Tax refund for a Straddle Period was accrued on the Final Working Capital Statement, such refund shall be for the account of Newco. The reduction of any Tax refund amount under this Section 8.5(d) by the amount of Taxes imposed on the payor's receipt of such refund, shall be determined in the same manner in which Tax Benefits are determined and paid under Section 7.6.

            (e) To the extent requested by TPI, Newco agrees that it will timely file all required applications and notices with the appropriate authorities to the extent necessary, under the applicable forest Tax laws, to maintain the current property tax classification of TPI's timberland properties being contributed to Newco under the terms hereof, except to the extent that any such filing would adversely affect Newco.

            8.6 Tax Controversies; Cooperation.

            (a) TPI shall control any audit, dispute, administrative, judicial or other proceeding related to Tax Returns filed for Pre-Closing Periods, and Newco shall control any audit, dispute, administrative, judicial or other proceeding related to Tax Returns filed for Post-Closing Periods and Straddle Periods of any Contributed Subsidiary. Subject to the preceding sentence, in the event an adverse determination may result in each party having responsibility for any amount of Taxes, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Section 8.6(a), the term "participation" shall include (i) participation in conferences, meetings or proceedings with any Tax Authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

            (b) Newco and TPI shall not agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes (or right to a Tax Benefit) hereunder of the other party, without such other party's consent (which consent shall not be unreasonably withheld or delayed).

            (c) Newco and TPI shall bear their own expenses incurred in connection with audits and other administrative judicial proceedings relating to Taxes for which such party and its Affiliates are liable.

            (d) TPI on the one hand, and Newco and the Contributed Subsidiaries, on the other, shall cooperate (and cause their Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Contributed Assets and the Contributed Subsidiaries, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and
(iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to the Contributed Subsidiaries available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until one year after the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Tax Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

                                   ARTICLE IX

                                   TERMINATION

            9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by agreement of PCA and TPI;

            (b) by either PCA or TPI by giving written notice of such termination to the other party if the Closing shall not have occurred on or prior to June 30, 1999, provided that the terminating party is not in material breach of its obligations under this Agreement;

            (c) by either PCA or TPI if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

            (d) by TPI if, as a result of action or inaction by PCA, the Closing shall not have occurred on or prior to the date that is 10 Business Days following the date on which the Closing is required to occur pursuant to Section 2.4;

            (e) by PCA if, as a result of action or inaction by TPI, the Closing shall not have occurred on or prior to the date that is 10 Business Days following the date on which the Closing is required to occur pursuant to Section 2.4; or

            (f) by either party, prior to Closing, following a material breach of this Agreement by the other party hereto, upon 10 Business Days' written notice to the breaching party, unless such breach is cured within such 10 Business Day period; provided that the terminating party is not in material breach of its obligations under this Agreement.

            9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 10.1, 10.7, 10.8 and 10.11, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination. Upon such termination, PCA shall (i) return immediately all of the originals or copies of the Books and Records to TPI, (ii) return (or, at TPI's option, destroy) all other copies of any Evaluation Material (as defined in the Confidentiality Agreement) in its possession or in the possession of its Affiliates, directors, officers, employees, agents and attorneys, and (iii) hold, and cause each of said parties to hold, all of such materials and the information contained in the Books and Records or Evaluation Material in confidence subject to the terms of the Confidentiality Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

            10.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile transmission; provided that the facsimile transmission is promptly confirmed by telephone confirmation thereof, to the Person at the address or facsimile number set forth below, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by such
Person:

                    To PCA:         PCA HOLDINGS LLC
                                    c/o Madison Dearborn Partners, Inc.
                                    Three First National Plaza
                                    Suite 3800
                                    Chicago, IL 60602
                                    Telephone: (312) 895-1000
                                    Fax: (312) 895-1056
                                    Attn: Samuel M. Mencoff
                                          Justin S. Huscher

                    With a copy to: KIRKLAND & ELLIS
                                    200 East Randolph Drive
                                    Chicago, IL 60601
                                    Telephone: (312) 861-2000
                                    Fax: (312) 861-2200
                                    Attn: William S. Kirsch, P.C.

                    To TPI:         TENNECO PACKAGING INC.
                                    1900 West Field Court
                                    Lake Forest, Illinois 60045
                                    Telephone: (847) 482-2447
                                    Fax: (847) 482-4589
                                    Attn: President

                    With a copy to: TENNECO PACKAGING INC.
                                    1900 West Field Court
                                    Lake Forest, Illinois 60045
                                    Telephone: (847) 482-2430
                                    Fax: (847) 482-4589
                                    Attn: General Counsel

            10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by PCA and TPI, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            10.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto (not to be unreasonably withheld), except that (i) a party may collaterally assign its rights and obligations under this Agreement to a lender as security for a loan to Newco or its Subsidiaries, (ii) following Closing, PCA and TPI may assign their rights, but not their obligations, to any Person to whom PCA or TPI may transfer their shares in Newco, and (iii) Newco may assign its rights under this Agreement in connection with any sale of all or any portion of timberland (and tree farms associated with the Mills) including any assets or operations related to or located thereon, to the extent such assigned rights relate to the assets so sold.

            10.4 Entire Agreement. This Agreement (including the Preliminary Statements, all Schedules and Exhibits hereto and the Ancillary Agreements) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the obligations of the parties under the Confidentiality Agreement and the obligations of Madison Dearborn Partners, Inc., set forth in that certain letter dated January 25, 1999, to Goldman, Sachs & Co., which obligations will remain in full force and effect.

            10.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

            10.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than PCA, TPI, Newco or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

            10.7 Public Disclosure. Notwithstanding anything herein to the contrary, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, no press release or similar public announcement or communication shall, prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

            10.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. Notwithstanding the foregoing, (a) all expenses of PCA shall be paid by Newco, (b) all legal and accounting fees and expenses of TPI incurred in connection with negotiating the terms of this Agreement and the Ancillary Agreements and otherwise in connection with the transactions contemplated under this Agreement and the Ancillary Agreements (not to exceed $2,000,000) shall be paid by Newco, (c) the 1.5% Commitment Fee with respect to the Bridge Loan pursuant to the Commitment Letters, if such commitment is obtained by Newco pursuant to the direction of TPI, shall be paid by TPI as set forth in Section 5.3(b) hereof, and (d) the MDP Transaction Fee shall be paid by Newco, provided that the aggregate amount of bank fees and expenses (excluding any Commitment Fee with respect to the Bridge Loan) paid by Newco plus the MDP Transaction Fee shall not exceed $90 million.

            10.9 Schedules. The disclosure of any matter in any Schedule shall not be deemed to constitute an admission by PCA or TPI or to otherwise imply that any such matter is material for the purposes of this Agreement.

            10.10 Bulk Transfer Laws. PCA and Newco acknowledge that TPI has not taken, and does not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws; provided that TPI shall indemnify PCA for any Losses arising from such non-compliance.

            10.11 Governing Law; Submission to Jurisdiction; Selection of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Northern District of Illinois or any state court located in Cook County, Illinois (the "Chosen Courts") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with
Section 10.1 of this Agreement.

            10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

            10.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

            10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                             *    *    *    *    *

            IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

                                        TENNECO PACKAGING INC.

                                        By: /s/ Theodore R. Tetzlaff
                                           ----------------------------------
                                           Name: Theodore R. Tetzlaff
                                           Title: Authorized Signatory


                                        PCA HOLDINGS LLC

                                        By:  /s/ Sammuel M. Mencoff
                                            ---------------------------------
                                           Name: Sammuel M. Mencoff
                                           Title: Managing Director


                                        PACKAGING CORPORATION OF AMERICA

                                        By: /s/ Sammuel M. Mencoff
                                           ---------------------------------
                                           Name: Sammuel M. Mencoff
                                           Title: Vice President

                          SCHEDULES AND EXHIBITS

Schedules

Schedule PS-1             -     Existing Financing Arrangements
Schedule PS-2             -     Term Sheet for Management Stock Purchases
Schedule 1.1(ff)          -     Contributed Subsidiaries
Schedule 1.1(hhh)         -     TPI Employees with "Knowledge"
Schedule 1.1(mmm)         -     Exceptions to Material Adverse Change or Effect
Schedule 1.1(vvv)         -     Owned Real Property
Schedule 1.1(gggg)        -     Real Estate Leases
Schedule 1.1(pppp)        -     Retained Real Property
Schedule 1.1(llll)(iii)   -     Retained Notes Receivable
Schedule 1.1(nnnn)(iii)   -     Retained Litigation
Schedule 1.1(vvvv)        -     Supply Agreement Pricing Terms
Schedule 1.1(ggggg)       -     Services and Pricing under Transition  Services
                                Agreement and Facility Use Agreement
Schedule 2.5              -     Target Capital Expenditure
Schedule 3.1              -     TPI Qualifications
Schedule 3.3              -     TPI Consent and Approvals
Schedule 3.6              -     Certain Matters Related to Financial Statements
Schedule 3.6              -     Financing Statements
Schedule 3.6(e)           -     Changes Since 12/31/97
Schedule 3.7              -     Litigation and Claims
Schedule 3.8              -     Taxes
Schedule 3.9              -     Employee Benefits
Schedule 3.10             -     Compliance with Laws
Schedule 3.11             -     Environmental Matters
Schedule 3.12             -     Intellectual Property
Schedule 3.12(e)          -     Year 2000 language from most recent 10-Q
Schedule 3.13             -     Labor Matters
Schedule 3.14             -     Contracts
Schedule 3.16(a)          -     Exceptions to Entire Business
Schedule 3.16(b)          -     Encumbrances
Schedule 3.16(c)          -     Capital Structure of Contributed Subsidiaries
Schedule 3.18             -     Insurance
Schedule 4.7(b)           -     PCA New Financing Arrangement Commitment Letters
Schedule 5.2              -     Conduct of Business
Schedule 5.3              -     Terms of PIK Preferred
Schedule 6.2(c)           -     Adjusted EBITDA

Exhibits

Exhibit 1.1(aaa)          -     Human Resources Agreement
Exhibit 2.1A.             -     Newco Certificate of Incorporation
Exhibit 2.1B              -     Stockholders Agreement
Exhibit 2.1C              -     Registration Rights Agreement